As filed with the Securities and Exchange Commission on December 13, 2017

Registration No.  333-219895

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
 FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Korth Direct Mortgage, LLC
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State of Incorporation)

6500
(Primary Standard Industrial Classification Code No.)

27-0644172
(I.R.S. Employer Identification Number)

Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Korth, Chief Executive Officer
Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☑
		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee (2)
Mortgage Secured Notes (“Notes”)SM Series KDM2017-N001	$1,059,000	102%	$1,072,664.18	$133.54

(1)	Estimated solely for the purpose of computing the registration fee.
(2)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933. Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

SM Mortgage Secured Notes and MSN are Service Marks of Korth Direct Mortgage, LLC.

ii

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ______________
PROSPECTUS
$1,059,000
KORTH DIRECT MORTGAGE, LLC

5.00%
KDM 2017-N001
Mortgage Secured NotesSM

Dependent Upon and Secured by

KDM 2017-L001
A Multi-Family First Mortgage Loan

Korth Direct Mortgage, LLC (“KDM”) is issuing Mortgage Secured Notes Series KDM 2017-N001 (the “Notes”).  The offering will commence on the effective date of the registration statement of which this prospectus is a part.

The Notes are limited obligations of KDM and are secured by, and dependent upon, KDM’s receipts from a corresponding first mortgage commercial loan titled KDM 2017-L001 owned and serviced by KDM (the “CM Loan”).

The Notes will have an initial stated interest rate of 5.00%. Principal and interest on the Notes will be paid monthly on a 30-year amortization basis and will mature on May 1, 2027. The interest rate on the Note will reset on May 1, 2022 to 375 basis points over the then-current 6 month LIBOR rate, only if the new rate would exceed 5.00%, with a rate cap of 8.00%.  See “Description of the Notes.”  The Notes are subject to immediate prepayment by KDM in the event the CM Loan is prepaid.  Proceeds of the sale of Notes offered hereby will be used to redeem notes designated KDM 2017-N001PP that were sold to KDM affiliates on a private placement basis for purposes of funding the CM Loan on April 20, 2017. The notes to be redeemed have no prepayment penalty. The KDM affiliates that purchased the notes will receive cash of 100% of the outstanding principal amount, plus any accrued interest, for their privately placed notes.

We will sell the Notes through the Placement Agent referred to below.  The Placement Agent may offer all or a portion the Notes through other broker-dealers (the “Selling Group.”) The Placement Agent and Selling Group members will offer and sell Notes on a “best efforts, all or none” basis.

Proceeds from the sale of Notes will be deposited in a segregated account at J. P. Morgan Chase until the offering is fully subscribed. This account is under the control of KDM.  Funds held in this segregated account will be returned to investors if all of the Notes are not sold by March 13, 2018.

The Placement Agent has advised us it may purchase and sell Notes in the secondary market, but it is not obligated to make a market in the Notes.

Investing in Notes has certain risks.  See “Risk Factors.”

	Pricing Date[1]	Price to Public[2]	Underwriting Discounts and Commissions[3]	Proceeds to KDM	Proceeds to Affiliates
Per Note	12/11/2017 - 1/9/2018	$1,012.90	$19.86	$0.00	$993.04
	1/10/2018 - 2/9/2018	$1,011.70	$19.84	$0.00	$991.86
	2/10/2018 - 3/9/2018	$1,010.50	$19.81	$0.00	$990.68
	3/10/2018 - 3/11/2018	$1,009.28	$19.79	$0.00	$989.49
Total	12/11/2017 - 1/9/2018	$1,072,664.18	$21,032.63	$0.00	$1,051,631.54
	1/10/2018 - 2/9/2018	$1,071,392.29	$21,007.69	$0.00	$1,050,384.60
	2/10/2018 - 3/9/2018	$1,070,114.83	$20,982.64	$0.00	$1,049,132.19
	3/10/2018 - 3/11/2018	$1,068,831.79	$20,957.49	$0.00	$1,047,874.31

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Placement Agent
J W KORTH & COMPANY

The date of this Prospectus is December 13, 2017.

SMMortgage Secured Notes and MSN are Service Marks of Korth Direct Mortgage, LLC

1 The price for the Notes changes each month, on the 10th of the month, or the next business day, when the monthly mortgage payment is applied to the principal value of the Note, according to the amortization schedule. This payment reduces the total amount outstanding on the Note, and this reduction in principal results in a change in price. The date range listed shows the dates for which the price in the Price to Public column is applicable.
2 The Price to Public is calculated by multiplying the offering price of 102% times the principal value of the Note and further multiplying that product by the current factor as of the date listed. The current factor indicates the remaining principal balance, and is taken from the amortization schedule, which is included in this prospectus in the section entitled “CM Loan Underwriting.” You may also find more information on this calculation in the section entitled “Summary of Terms.”
3 Discounts and commission expense is paid by the investor as a premium.

2

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Mortgage Secured Notes, Series KDM2017-N001, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.

Unless the context otherwise requires, we use the terms “KDM”, the “Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Korth Direct Mortgage, LLC, a Florida limited liability company.

The Notes might not be offered or sold to residents of every state. Our Placement Agent will inform all Selling Group members the states where Notes are available.

WHERE YOU FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement or incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

You may request a copy of any or all of the reports or documents that are described in this prospectus.  They will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133; telephone number (786) 567-3117; or emailed to info@KDMinvestor.com.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding KDM borrowers, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, property values, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about:

•	the status of borrowers, the ability of borrowers to repay CM Loans, and the plans of borrowers;
•	expected rates of return and interest rates;
•	mortgage default rates;
•	property values;
•	the commercial real estate market;
•	the attractiveness of our CM Loan and Notes;
•	our financial performance;
•	the availability of a secondary market for our Notes;
•	our ability to retain and hire competent employees and appropriately staff our operation; and
•	government regulation.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF TERMS

Issuer	Korth Direct Mortgage, LLC

CM Loan Borrower	4771 78th Avenue, LLC, and 14120 Palm Street, LLC, Florida limited liability companies

Designation of Mortgage Secured Note	KDM2017-N001 (“Note”)

Designation of Corresponding CM Loan	KDM2017-L001 (“CM Loan”)

CM Loan Amount	$1,059,000[8]

Notes Amount	$1,059,000[9]

No Listing	KDM does not anticipate that the Notes will be listed on any securities exchange or that the Note will be traded on any other trading platform.

Offering Price	102%

Denominations	$1,000 and multiples of $1,000

Maturity	May 1, 2027

Repayment of Principal and Interest
Principal and interest on the Notes will be paid monthly on the twenty-fifth day of each month or the next business day on a 30-year amortization basis. Such payment will depend upon, and be subject to, receipt of CM Loan proceeds received at least four business days prior to the payment date.

Interest on the Notes	5.00% until May 1, 2022 and then at an adjusted fixed rate of 375 basis points[10] over 6 month LIBOR for the next five years, but not less than 5.00%. The rate is capped at 8.00%.

Redemption and Repayment
Notes will be redeemed immediately if the CM Loan is redeemed. The CM Loan borrower has the option to prepay the CM Loan, subject to a penalty.  Should the borrower prepay the CM Loan prior to maturity, in addition to principal, the borrower must pay all the amount of interest that would have been paid through May 1, 2020. Should this occur, this interest penalty is payable to the Noteholders. There is no prepayment penalty after May 1, 2020.

Security for the Notes
Pursuant to the Trust Indenture and Security Agreement, the Notes will be senior to all other indebtedness of KDM and separate and distinct from each other. The Notes are secured special obligations of KDM. The security for each series of Notes is the mortgage, the loan, and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. The Notes are not directly secured by a property; rather, they are secured by the CM Loan, which is secured by property. This security is made under “Security Interest” Section 3.8 of the Indenture. A key part of the security arrangement under the Indenture is that each series of notes is separately secured by the CM Loan that corresponds to that series. Therefore, the security for the Notes offered herein is specifically the CM Loan described herein.

[8]
Since the CM Loan was originally made on April 20, 2017, the borrower has made monthly principal payments on a 30 year amortization schedule. These payments have reduced the principal owed on the CM Loan and the Notes, and accordingly, the principal price charged to the Note purchaser. This reduction is expressed by a factor multiplied by the original principal amount. At December 13, 2017 the current factor is 0.9930421and the outstanding principal amount is $1,049,132.19.

[9]	The principal of the Notes offered is adjusted to the principal balance of -_$1,049,132.19. See Note 8.
[10]	The interest rate on the CM Loan will adjust to 400 basis points over LIBOR. The 25 basis point difference is the Servicing Fee.

Assignment of Rents
Should the CM Loan borrower default, KDM, as lender and pursuant to an Assignment of Rents, will require that the renters of the CM Loan properties pay their rents directly to KDM.  In these cases KDM will pay each Noteholder its pro-rata share of the rents collected less any out-of-pocket costs, such as legal expenses. Any assignment of rents should not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the CM Loan. KDM’s Service Fee applies to payments on Notes distributed from an Assignment of Rents.

Ratings
Egan-Jones has rated the Notes “A+”. They also rated the underlying CM Loan at “A+”. Egan Jones is a Nationally Recognized Statistical Rating Organization. KDM has rated this loan “A”. See “The KDM CM Loan Rating Program.”

KDM Debt
As of July 31, 2017, KDM had no outstanding debt other than notes to be redeemed from the proceeds of the Notes offering.  The Indenture specifies that KDM may not incur debt other than the Notes except compensation owed to employees, rent for offices, or obligations to utility and informational services, and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and Note servicing functions. There are no other financial covenants limiting KDM’s activities.

KDM Right to Adjust the CM Loan
KDM has the right to make adjustments to the terms of the CM Loan in order to help prevent a foreclosure, if it believes those adjustments to be in the best interest of the Noteholders. Such changes may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders

Servicing Fee	Our Servicing Fee is the difference between the interest rate received on the CM Loan and the interest rate stated for the Note. The Servicing Fee for the Notes is .25%.

Placement Agent Fee	The Placement Agent will be paid a placement agent fee of up to 2% of the Notes that it sells. This fee will be paid by the investors in the Notes, if they are purchased at a premium.

Monthly Re-pricing of the Notes
Since the CM Loan is an amortizing loan, KDM pays both principal and interest payments monthly to investors in the Notes. The principal payment is applied to the total outstanding principal balance on the 10th of each month. The ratio of the current amount of principal outstanding to the initial principal amount of the CM Loan is called the factor. Each month, when the payment is applied, the principal outstanding is reduced, and the factor is also reduced. The factors for the life of the loan are listed in the amortization schedule in the “CM Loan Underwriting” section of this prospectus. Below is a table of the prices and factors used in calculating the Price to Public on the cover page of this prospectus.

	Par Value	Offering Price	Factor Date	Factor	Pricing Date	Price to Public
Per Note	$1,000	102%	12/11/2017	0.9930421	12/11/2017 - 1/9/2018	$1,012.90
			1/10/2018	0.9918646	1/10/2018 - 2/9/2018	$1,011.70
			2/10/2018	0.9906820	2/10/2018 - 3/9/2018	$1,010.50
			3/10/2018	0.9894942	3/10/2018 - 3/11/2018	$1,009.28
Total	$1,059,000	102%	12/11/2017	0.9930421	12/11/2017 - 1/9/2018	$1,072,664.18
			1/10/2018	0.9918646	1/10/2018 - 2/9/2018	$1,071,392.29
			2/10/2018	0.9906820	2/10/2018 - 3/9/2018	$1,070,114.83
			3/10/2018	0.9894942	3/10/2018 - 3/11/2018	$1,068,831.79

To calculate the Price to Public, we multiply Par Value * Offering Price * Factor for each factor date. This table is limited to the dates of this Offering.

RISK FACTORS

An investment in the Notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus and the registration statement of which this prospectus is a part. The underlying loan upon which your payment depends, as well as our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

You may lose some or all of your investment in the Notes.

The regular payment of the Notes depends entirely on payments to KDM of the borrower’s CM Loan. The Notes are special, limited obligations of KDM payable only from KDM’s receipts of CM Loan proceeds, net of KDM’s servicing Fee and cost of collection. If the borrower defaults on the CM Loan, Noteholders will be dependent on proceeds from the Assignment of Rents held by KDM and on the proceeds if any, from foreclosure of the CM Loan mortgage for payments on the Notes.  The failure of the borrower to repay the CM Loan is not an event of default by KDM.  Notes are suitable purchases only for investors of adequate financial means who, in the event of a default on the underlying CM Loan, may have to wait for a foreclosure to recover some or all of the principal invested in the Note.

We rely on third-party appraisals to value the property securing the CM Loan, and information from the borrower on cash flow and profitability of the income property.

While we make every effort to engage responsible licensed third-party appraisers, we cannot be certain that the information and presentations they make are reliable. Appraisals are subject to mistakes that could affect the value of a property. Further, appraisers may make judgments of value based on cash flow presented by borrowers. If a borrower were to falsify its cash flow, it could affect the value shown in the appraisal. To verify cash flows, we receive bank statements from borrowers. KDM is not responsible for mistakes or fraudulent activities of borrowers or appraisers.

We rely on industry default and recovery rates for underwriting our CM Loans.  Our default rates are untested against industry rates and may be higher.

Due to our limited operational and origination history, we do not have significant historical performance data regarding borrower performance and we do not yet know what our long-term CM Loan loss experience may be. It is possible that our default rates may be higher than the industry averages and our recovery rates may be lower than the industry averages.

If we believe it is in the best interest of the Noteholders, we have the right to adjust the terms of a CM Loan.

It is possible that due to natural disasters, local disruption of services, political unrest, changes in local laws, market competition or disruptions and other unforeseen events that affect the property pledged under a CM Loan or affect the borrower’s ability to make its CM Loan payments, it might be in the best interest of the Noteholders to provide a borrower with an accommodation regarding loan terms rather than be forced to foreclose on a loan. If we adjust a CM Loan, it may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders.

There may be a default on the CM Loan.

CM Loan default rates may be significantly affected by general economic conditions beyond our control and beyond the control of the individual borrower. Default on the CM Loan is subject to many factors, such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential or commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets, and other factors, none of which can be predicted with certainty.

Borrower credit information may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose part or all of the purchase price of the Notes.

While we primarily focus on the underlying property and its cash flow to repay Notes, we may obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian, or Equifax. A credit score may not reflect that a borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;
•	defaulted on a pre-existing debt obligation;
•	taken on additional debt; or
•	sustained other adverse financial events.

Investors in the Notes will not have access to financial statements of the borrower, or to other detailed financial information about the borrower. Accordingly, prospective investors will not be able to assess the creditworthiness of the CM Loan borrower.

Information supplied by the borrower could be inaccurate or intentionally false.

While we perform due diligence on each borrower, receive credit reports, and verify property ownership, rent collections, property values, coverage ratios and other appropriate due diligence materials, a borrower could present us with false information which we may not discovered through our due diligence process.

We do not monitor our borrowers’ use of funds.

It is possible the borrower may not use the funds for the purposes it has asserted, for example, to improve the property. Additionally, the borrower could potentially misuse the proceeds it receives from the loan in a way that negatively impacts their ability to make timely payments on the CM Loan, their credit, or the value of the underlying property.

The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.

KDM includes a credit score in our internal rating system. The credit score we use may not be the credit score of the borrower or, if the loan is guaranteed, of the guarantor, or of any individual who is personally liable for the payment of the CM Loan. Our borrowers are typically single-purpose entities created to own the mortgaged property. Some single-purpose entities may in turn be owned by a trust, a partnership, or another form of entity. If a loan is guaranteed, the credit score we use may not be that of the guarantor, as the guarantor be an entity and not an individual.

The person whose credit score we use to rate a CM Loan (whom we refer to as the “Principal”) is the individual that we consider most responsible for the mortgaged property, collection of rents and making  payments to KDM on the CM Loan. We consider the credit score of the Principal as a measure personal responsibility and financial experience. The Principal may not be personally liable for payment of the CM Loan.

CM Loan Guarantees May Not Be Collectable

Some CM Loans may have a personal guarantee. We may ask for guarantees from the owners, or the owners of the owner, if the owner is not an individual. Because we primarily focus our underwriting on the value of the mortgaged property, the loan to value ratio, and the debt service coverage ratio, we generally do not investigate the net worth of the borrowers, and therefore, the ultimate value of the guarantee on a CM Loan, if any. In the event a CM Loan goes into foreclosure and the money realized in the foreclosure does not pay off the entire principal owed on the CM Loan, investors should not count on the guarantee being collectible. Should such a situation arise, investors may not see repayment of the entire principal amount of their Notes.

If payments on the CM Loan becomes more than 30 days overdue, you may not receive the full principal and interest payments that you expect to receive on the Notes.

Payment to holders of the Notes is completely dependent on payments received from the CM Loan. If the borrower fails to make a required payment on the CM Loan within 30 days of a due date, we will pursue reasonable collection efforts in respect of the CM Loan. Referral of a delinquent CM Loan to an attorney on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a CM Loan to an attorney, we will monitor that CM Loan until the property is foreclosed and resold and investors are paid. We may also handle collection efforts in respect of a delinquent CM Loan directly. In the case of collection efforts, the costs of attorney fees will be charged against the CM Loan and will reduce your net payments on your Note.

The amortization rate of principal payments is often for a period longer than the maturity date for CM Loans. Therefore, borrowers may have to refinance to pay off a balloon payment on the CM Loan.

If a borrower must refinance to pay off a CM Loan such refinancing could be impossible due to market conditions or other factors. In such a case, the CM Loan would default. Such a default could reduce or eliminate ongoing payments on your Notes.

The CM Loan may be prepaid at any time.  Borrower CM Loan prepayments will reduce payments of interest on the Notes.

The borrower may prepay some or all of the principal amount of the CM Loan. A borrower may decide to prepay all, or a portion of, the remaining principal at any time. Notwithstanding the prepayment of all or a portion of the CM Loan, the borrower must pay all of the interest that would be due through May 1, 2020. Noteholders will receive such prepayment, net of our servicing fee. Interest will not accrue after the date on which the CM Loan is made in full.  If the borrower prepays a portion of the remaining unpaid principal balance on the CM Loan, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion. As a result of the combination of the reduced principal amount and the unchanged monthly payment, the effective term of the CM Loan will decrease. If the borrower prepays the CM Loan in full or in part, you will, in all probability, not receive all the interest payments that you expected to receive on the Notes.

Prevailing interest rates may change during the term of the CM Loan on which your Note is dependent.

If the CM Loan is prepaid, Noteholders may be unable to invest prepaid Note proceeds at a rate comparable to the interest payable on the Notes.  Further, if interest rates rise, there is a market for the Notes, and a Noteholder decides to sell a Note prior to maturity, the Noteholder may receive a discounted return on the Note.

Investor funds in a KDM segregated account do not earn interest.

Proceeds of the sale of the Notes will be held in a non-interest bearing segregated account pending completion of the Note Offering and investment in the Notes.  Further, we place borrower loan payments in an segregated account under our control and pay all loan payments collected from the prior payment date at least four business days prior to the payment date on the twenty-fifth day of each month, with an extension to the next business day if required. Funds held in  segregated accounts do not earn interest. These segregated accounts are held at JP Morgan Chase and are managed by KDM. There is no escrow agreement with the bank

The Notes will not be listed on any securities exchange, and it is unlikely that a trading market for the Notes will develop.  The Placement Agent may make a market in the Notes but is not obligated to do so.

There can be no assurance that a market for Notes will develop and that there will be a buyer for any particular Notes offered for resale. Therefore, investors must be prepared to hold their Notes to maturity.

We have a limited operating history.

Our operating history is very limited and there can be no assurance that we will remain in business for the full term of the Notes.  Should we cease operations, we expect that our Notes would be serviced by another company, but there is no assurance that another real estate and mortgage servicer will agree to service the Notes and the CM Loan. In this unlikely event, there could be delays in payments of interest and principal on your Notes.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and  have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act contains an exemption for companies that make mortgages and do not issue redeemable shares. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which could materially adversely affect our business, financial condition, and results of operations.

Funds Received for all CM Loans are commingled in a Segregated Account.

We hold all funds received from CM Loans in a segregated account title In-Trust For 2 at JP Morgan Chase bank. We then use our internal accounting system to determine which funds are applied to which Note investors. While our internal accounting system is backed up into separate record keeping systems managed by service providers, should our systems fail and the back-up systems fail for any reason we may have difficulty determining which payments are to be applied to which Note holder and your payments could be delayed until such a determination is made. We also could make an accounting error that would send too much money to one Note holder and leave other Noteholders short of funds until we could recover the erroneous payments through the payment systems we utilize to distribute funds to investors. In such a case, recovery of over payments may not be achieved and it would leave the account permanently short for investors who did not receive the over payments.

KDM deposits all interest and principal payments which it receives on CM Loans in a single segregated bank account, and payments on real tax and insurance escrows in another segregated account, which accounts and the funds deposited in them may be subject to claims of general creditors of KDM in the event of a KDM bankruptcy.

In the event that of a KDM bankruptcy, general creditors of KDM may assert a claim that funds on deposit in the segregated account maintained by KDM for the benefit of Noteholders, and the separate segregated account maintained by KDM for real estate tax and insurance payments, are subject to the claims of general creditors. Principal and interest payments on CM Loans are deposited in a segregated bank account, and payments of real estate taxes and insurance on mortgaged properties are deposited in another segregated account, when and as received by KDM.  Receipts deposited in those accounts are disbursed to Noteholders monthly and annually to property insurers and taxing authorities. KDM performs all accounting for these accounts, including sub-accounts for each Noteholder and property, and maintains all accounting records at its principal office. Under the Trust Indenture, the Trustee will have a first lien on the principal and interest account for the benefit of Noteholders. If the bankruptcy court were to determine that the funds in the account were subject to claims of creditors other than Noteholders or the Trustee acting on their behalf, the amount that Noteholders would receive from the account could be adversely affected. Further, amounts on deposit to pay real estate taxes and insurance could be reduced or entirely eliminated if paid to general creditors of KDM in the bankruptcy proceeding. The bankruptcy court could temporarily stay disbursements to Noteholders, taxing authorities and insurers even if the court were ultimately to determine that the funds in the account should be distributed to the Noteholders, the Trustee acting on their behalf, and, also, as appropriate, to taxing authorities and property insurers, resulting in delays to Noteholders in the receipt of payments on their Notes and penalties imposed by insurers and taxing authorities.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes by attracting a large number of borrowers and be able to raise the capital to fund CM Loans through issuance of Notes to investors, in a cost-effective manner. We intend to attract borrowers through a network of mortgage brokers and real estate agents. We will rely on our parent company, J W Korth & Company, to raise capital. It is possible that we will not develop enough of a following either by CM Loan brokers or securities brokers to sell enough CM Loans or Notes to make KDM profitable. Should this occur, we may assign servicing of the CM Loans and Notes to a third party servicer.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The commercial mortgage market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies. It is possible that one or more of these companies decide to compete directly with us. The results of such competition could harm our operating results and, in that event, our ability to continue to service the CM Loan and Notes could be adversely affected.

We rely on third-party banks to disburse CM Loan proceeds and process CM Loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the CM Loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse CM Loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including CM Loan payments and remittances to holders of the Notes. We currently use J P Morgan Chase for these purposes. We also rely on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees who we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors that may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to service the CM Loans could diminish, resulting in a material adverse effect on our business and our ability to service the Notes.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. The loss of the services of any of the executive officers or key personnel, and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over KDM and will not be able to influence KDM corporate matters.

Our Notes grant no equity interest in KDM to the purchaser nor grant the purchaser the ability to vote on or influence our management decisions, including forbearance or foreclosure. As a result, our members will continue to exercise 100% voting control over all our company operations, including the election of managers and officers and the approval of significant transactions, such as a merger or other sale of our Company or its assets.  Any such actions which we take may adversely affect our business and our ability to service the CM Loan and Notes.

Events beyond our control may damage our ability to maintain adequate records, or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in an outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, hurricanes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records via cloud storage services via several different companies. If our electronic data storage and back-up storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

Federal and State regulatory bodies may create new rules and regulations that could adversely affect our business.

In the wake of the last financial crisis, banking and finance regulation continues to evolve, increasing regulation by federal and state governments become more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending, mortgages, mortgage servicing, or securities distribution. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our investors in the form of increased fees.

If we discover a material weakness in our internal control over financial reporting, which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Should our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

New Government Regulation may limit our ability to make CM Loans

We do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not within scope of the rule according to 12 CFR 244.1(c). However, if we become subject to risk retention rules, we could be required to raise significant capital in order to continue doing business.

CONFLICTS OF INTEREST

General

KDM earns money by making and servicing loans. Our parent company, J W Korth & Company (“JWK”), is a broker-dealer that makes money by selling securities. JWK will make money by selling KDM Mortgage Secured Notes as our Placement Agent.

KDM has a financial incentive to make CM loans and distribute Notes based on CM Loans.  This incentive may influence its judgment as to the quality of CM Loans it will make. To help control this conflict, KDM has created a rating system for CM Loans and has written underwriting standards. Further our parent company, JWK, will distribute KDM Notes to retail customers and other dealers. Accordingly, JWK has a financial incentive which may influence the underwriting and due diligence required for originating CM Loans.

Some members of the loan origination team are also registered brokers with JWK. Such employees may be paid for both origination and sales of a loan and a Note, respectively. We will mitigate these conflicts of interest with compliance oversight and review of such transactions and compensation.

Conflicts of Interest Specific to the CM Loan

Owners of KDM and JWK, the Placement Agent and parent company of KDM, together with their affiliates, will receive substantially all of the proceeds of the sale of the Notes.  JWK, its owners, and affiliates bought KDM2017-N001PP, which was a private placement version of this Note in order to provide financing at the time of closing of the CM Loan.  The proceeds from this Note issuance will be used to redeem their private notes at the current remaining principal value.

Conflicts of Interest Regarding our Proprietary Ratings System

We have a conflict of interest regarding our proprietary ratings system. The same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further we are 100% owned by JWK, which will distribute our Notes and may make a market in them. Ratings will be reviewed periodically and changed as necessary for each CM Loan and the corresponding Note. The secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings it shall be a strict policy of the company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

FIDUCIARY RESPONSIBILITY OF KDM

KDM as lender to the borrower and issuer of the Mortgage Secured Notes must exercise good faith and integrity in handling all its affairs especially as they relate to collection of CM Loan payments and distribution of those payments to investors in the Notes. Investors who may have questions as to the duties of KDM should consult their counsel.

INDEMNIFICATION OF OFFICERS OF KDM

The KDM Operating Agreement provides for indemnification of the officers for liabilities they may incur in dealings with third parties on behalf of KDM. To the extent that the indemnification provisions may purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

ABOUT KDM’S CM LOANS

Overview

KDM originates and funds CM Loans made to individual borrowers and are held by KDM as lender.

Our lending program operates primarily by email and telephone. Our website is only informational in nature.  We encourage the use of electronic payments as the preferred means to disburse CM Loan proceeds and remit cash payments on outstanding CM Loans.

We have positioned ourselves in the lending market as a source for commercial real estate loans of higher quality borrowers, and borrowers who may not qualify or may not want to go through the process for bank loans, but whose loans have strong property and mortgage-related metrics. Property metrics depend on the type of CM Loan being offered and are described below.

KDM is currently focused on the market for loans secured by mortgages on apartment buildings, but may fund other types of commercial real estate.

KDM uses email, telephone, advertising and mail and industry sources to identify commercial borrowers who have mortgages with above-market interest rates and who may meet our loan parameters. We believe there are many thousands of apartment buildings which may qualify and desire this type of CM Loan. In addition to this market we believe there are many apartment buildings which may need new financing because their current loans are maturing.    Additionally, we seek to identify borrowers who may desire funding to purchase apartment buildings.

CM Loans are secured obligations of individual borrowers that are a single-purpose entity formed to hold the underlying property to be financed.

The KDM Process

When KDM identifies a property proposed for financing, it is screened by KDM’s origination underwriting team. If the proposed financing passes underwriting, KDM creates a summary sheet which it sends to the Placement Agent to gauge an indication of interest. When the Placement Agent believes it has sufficient interest to move forward, it will notify KDM and KDM will complete the loan underwriting and file a registration statement for the series of notes which will fund the CM Loan. The Placement Agent will take orders on a “when as and if issued” basis. Once the registration statement is effective, KDM will contemporaneously close the loan, orders will be executed and funds will transfer on the settlement date to one of KDM’s segregated accounts. KDM will then fund the CM Loan and issue the notes.

KDM receives monthly interest and principal payments from CM loan borrowers. These payments are generally made by check or Automated Clearing House (“ACH”) collection from the borrower’s account(s).  KDM collects its service fee (annualized) of the interest portion of the payment and then disburses the remaining interest and principal via wire transfer or ACH   to DTC to credit to investors’ accounts at their respective DTC member or those brokerage firms corresponding with DTC members.

We verify the identity of borrowers, obtain borrowers’ credit characteristics from a consumer reporting agency such as TransUnion, Experian or Equifax, and screen borrowers for eligibility. When dealing with a new loan, we also verify the income from the underlying property by comparing the bank account statements of borrowers with the incoming rents received, the debt service coverage and the loan to value using independent appraisers. We service CM loans on an ongoing basis.

We may offer CM loans to borrowers throughout the United States. As of September 30, 2017, we were not dependent on any single party for a material amount of our revenue.

Borrowers who use us must identify their intended use of CM Loan proceeds in their initial CM Loan request. We do not verify or monitor a borrower’s actual use of funds following the funding of a CM Loan.

CM LOAN ISSUANCE PROCESS

Step One: Identify Loan Parameters

KDM, through market research, identifies CM loan parameters and related investor parameters that it expects will be of value to both borrowers and investors. It then uses its network of mortgage brokers, real estate agents, and lending platforms to identify properties that potentially meet these parameters. The parameters identified will include the loan type, expected interest rate, maturity, pre-payment terms, loan-to-value, minimum debt service coverage ratio, borrower credit score, and basic loan structure.

Step Two: Identify and Screen Property

The KDM origination team works to bring in leads on new properties on which KDM can potentially lend. The team has a network of mortgage brokers, real estate agents, lending platforms, as well as lead generation databases that it uses on a daily basis to identify potential loans. Once the team finds a potential property it creates a deal scorecard that identifies critical preliminary underwriting information, including potential loan value-to-cost ratio, debt service coverage of the proposed loan, borrower credit score, real estate comparison prices, last appraised value, and estimated current value, along with information about the property and location, including city, neighborhood, number of units, and use of proceeds.

Step Three: Create a Summary Sheet

KDM creates a deal summary sheet for the Placement Agent to use to gauge interest from selling group members. The Placement Agent uses its network of selling group members to assess whether there is adequate investor appetite for the terms of a proposed note. If there appears to be sufficient interest, then the Placement Agent will communicate that to KDM.

Step Four: Complete Underwriting and File Registration Statement

Once KDM reasonably believes that the CM loan can be funded by the proceeds of a note, it will execute a commitment letter with a borrower (subject to funding). When the borrower executes the commitment letter, it pays KDM a processing fee, KDM then orders an appraisal and a subsequent appraisal review.  Simultaneously, we will prepare and file a registration statement for Notes that we will issue to fund the CM loan.

Step Five: Placement Agent and Effective Order

The Placement Agent takes “when, as and if issued” orders for the Notes. Once the SEC declares the registration statement for the KDM notes effective, the Placement Agent will distribute the notes prospectus and confirm final orders with other dealers and clients. The Placement Agent will then execute orders according to a mutually agreed upon trade date with KDM.

Step Six: Funding the Note, Closing the CM Loan

KDM will schedule closing for the CM Loan on or before trade date of the Notes. Within one business day of the settlement date, funds, net of selling concession, will be wired by the Placement Agent to KDM’s segregated account for loan funding. KDM will schedule wire funds for the CM Loan closing as soon as practicable after receipt.

Once funds are collected, the CM Loan will be closed with documents filed in the proper jurisdiction showing KDM as mortgagee.  At the same time, KDM will create and execute a physical note for the Note for issuance to Cede & Company and delivery to Depository Trust Company (“DTC”).   DTC will credit each participating dealer with the appropriate face amount of the Note for further credit to each of its participating client accounts.  Also, as soon as possible, but in no case more than five business days, copies of the loan closing documents will be filed with the Trustee.

How KDM operates if KDM Acquires Existing CM Loans and Issues Corresponding Notes

When KDM acquires an existing CM Loan and issues a corresponding Notes, the Note sale and CM Loan closing process is the same as above, except that KDM will purchase the CM Loan from a third party. Information about the borrower of an existing loan may be more limited and appraisals may be less current than for a loan originated by KDM. In such instances, an estimate of value from a local expert may be required to bolster an appraisal. A history of CM Loan payments will be included in the registration statement for the notes to be issued to purchase an existing CM Loan.  It is possible that existing CM loans may be purchased by KDM directly and that KDM will subsequently file a registration statement for the principal amount of notes necessary to purchase the loan from KDM.  In this case the price and yield of the CM Loan at acquisition by KDM as well as the net mark-up of the CM Loan in the form of the corresponding Note will be disclosed in the registration statement.

CM Loans may also be acquired by purchasing a participation in CM loans from another lending institution. In these cases, the pricing of the participation and the net mark-up or down of the CM Loan in the form of the corresponding Note will be fully described to investors as well as a detailed description of the financial institution selling the participation interest(s).

How KDM Prices CM Loans and Corresponding Notes

Note maturities and yields to investors must be competitive with other options they have for secured investments. Notes are not guaranteed by any federal agency, so they must be competitively priced when compared with other types of lower-risk debt, such as lower investment grade corporate bonds or other mortgage loans. Borrowers may have other options for acquiring new mortgage funding.  KDM must be competitive with these options in order to acquire new CM Loans. The dynamic between these two marketplaces is a principal factor in the determination of the terms of the KDM notes.

How our Servicing Fee Applies

KDM services the underlying CM Loans and manage the distribution and payment of interest and principal on the corresponding Notes. For these services it charges an annual fee targeted at 1.00%; but it could be lower or higher for a given CM Loan based on that CM Loan and the corresponding Note’s terms, as disclosed in the prospectus for each Note. The Servicing Fee accrues to KDM, and is paid by the borrower from the mortgage CM Loan interest payments. It therefore creates a lower net interest on the underlying note to the investor. The Servicing Fee is applied to every interest payment received on the underlying CM Loan. Therefore, if we receive 7.00% interest annually from the underlying CM Loan and the Servicing Fee is 1%, your payments will be 6.00% annually, barring any other expenses.

Verification of Property and Investor Information

Notwithstanding KDM’s due diligence examination of the information provided to KDM by a borrower, there can be no assurance that the information provided to us, and, on which we rely, could according be false.

CM Loan Servicing

KDM is responsible for servicing all the loans it makes to mortgage borrowers and collecting payments from those borrowers and delivering payments to investors in its Notes. KDM has limited experience in loan servicing but has staff with extensive back office and accounting experience and has purchased servicing software. Personnel at KDM and its parent also have extensive experience in management of property loans.

KDM does not plan to make advances of funds to any party as a servicer.

KDM has custodial responsibility for the CM Loans and pursuant to the Trust Indenture for the Notes must provide electronic copies of all CM Loan documents to the Trustee.

There are no limitations in KDM’s liability as servicer of its loans.

KDM retains a Servicing Fee for each CM Loan and this charge is described in “About the CM Loan Covered by this Prospectus.” Should KDM cease operations as Servicer it is highly likely that a new Servicer could be engaged using the Servicing proceeds provided by the Servicing Fee for each loan. Currently there are no specific arrangements for a back-up servicer.

KDM or its affiliates may retain an interest in a CM Loan pursuant to compliance with applicable law.

CM Loan payments are deposited or transmitted via ACH to the KDM In Trust For 2 Segregated Account. This segregated account collects payments from all CM Loans, and is segregated from the KDM operating funds. Individual loan payment receipts are commingled in the segregated account and this account disburses the respective payment on the Notes to DTC for credit to each participating broker dealer’s account. Broker dealer participants then make further credit to customer accounts of Note holders. We also debit this account for our Servicing Fee as described above.

CM Loans may also have retention of an impound amount for taxes and insurance and a replacement reserve for roof repairs or other items necessary to the proper functioning of the property. These impounded funds are currently in the KDM In Trust For 1 Segregated account.

In the event it becomes necessary to expend funds for the collection or protection of the CM Loan, or for the preservation or protection of the Property, including the institution of foreclosure proceedings, such expenses will initially be covered by (to a maximum of $10,000), from funds provided from the Servicing Fee, or from J. W. Korth & Company, pursuant to the Support Agreement. After discussions with attorneys we believe $10,000 is sufficient to engage a counsel who will pursue a foreclosure to its end and defer his final payments to the proceeds received at the ultimate disposition of the property. Ultimately, all costs and expenses will be funded (or reimbursed to us) from the proceeds of any foreclosure or settlement. Including reimbursement to us of any expenses we have disbursed toward collection of the CM Loan. These expenses may reduce your interest payments or principal payments on your Note. See “Risk Factors.”

We disclose on our website regarding borrowers’ payment performance on our CM Loans. We have also made arrangements for collection procedures in the event of borrower default. When a CM Loan is past due and payment has not been received, we contact the borrower to request payment. After a 10-day grace period, we may, in our discretion, assess a late payment fee.  This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes. We may not assess a late payment fee when a borrower promises to return a delinquent CM Loan to current status and fulfills that promise. Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred due to the denial of the payment.

If the CM Loan becomes 31 days overdue, we will identify the CM Loan as “Late (31-120),” and we may refer the CM Loan to a real estate attorney for foreclosure proceedings. In these cases, the interest rate on the CM Loan is increased to the highest legal rate in the state in which the property is located. The costs from a foreclosure and resale of a defaulted CM Loan and mortgaged property against the proceeds to Noteholders. If funds remain after the property is resold and all expenses are paid, they will be distributed to Noteholders on a pro-rata basis.

Definition of Accounts

Delinquent Accounts are defined as more than 31 days overdue. Charge Offs are defined as the unpaid principal balance of a specific CM Loan minus the expected recovery based on current market conditions for the foreclosed property. Uncollectable Accounts are defined as those CM Loans where no recovery is expected to be made. These definitions are regardless of any grace period, re-aging, restructure, or partial payments received. A CM Loan that was categorized as a Delinquent Account could be re-categorized as current if the borrower brought all payments up to date. Charge offs will be adjusted for properties in foreclosure based on an annual review of the current market conditions for the geography of the property. Uncollectable Accounts will be reviewed quarterly and could be reclassified as Collectible if market conditions changed for the property subject to the mortgage and foreclosure.

Material Information Regarding Delinquencies by Pool Asset Type

As of the date of this prospectus we have no delinquent CM Loans and therefore nothing material to report.

Summary of How KDM Fees Affect Return on the Notes

The following table summarizes the fees that we charge and how these fees affect Noteholders:

Description of Fee	Servicing Fee Amount	When Fee is Charged	Effect on Investors
Servicing Fee on CM Loan	A percent [11] of the interest and late fees received by KDM from borrowers in respect of each corresponding CM Loan.	At the time of any payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding CM Loans.	Noteholders will be paid the interest paid on the CM Loan minus KDM’s servicing fee.

CM Loan late fee	Assessed at our discretion; if assessed, the late fee is specific to each CM Loan.	At our discretion, when a CM Loan is past due and payment has not been received after a 15-day grace period	Distributed on a pro-rata basis to holders of the Note corresponding to the CM Loan

CM Loan unsuccessful payment fee	$35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law	May be assessed each time a payment request is denied, due to insufficient funds in the borrower’s account or for any other reason	Noteholders do not share in this fee

CM Loan collection fee	Only charged after a CM Loan becomes 31 days overdue if the collection agency or KDM is able to collect an overdue payment; collection fee is up to 35%, excluding litigation.	At the time of successful collection after a CM Loan becomes 31 days overdue
Foreclosure fees charged by us or independent attorneys will reduce payments and the effective yield on the related Notes; Foreclosure fees will be retained by us or the independent attorney as additional servicing compensation

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs

Default Interest Servicing	Proportional share of interest equal to the same proportion of Servicing Fee on the CM Loan to Stated Interest paid on the Notes.	Upon collection of default interest, before such interest is paid to Noteholders.	Noteholders will receive the interest paid on the CM Loan less the default interest servicing fee

Foreclosure Fees	Legal fees will be charged at cost. KDM will charge a fee of eight times the Servicing Fee on the CM Loan balance, if any, received in foreclosure after payment to Noteholders.	Upon completion of foreclosure in the event that there is profit after liquidation of the property.	This fee will reduce the total cash distributed to investors in a profitable foreclosure. This will only reduce a premium earned, as this fee will not be charged until after investors are made whole.

[11]
Servicing Fee can range from 0.25% to 1.00% and will depend on factors such as the size and complexity of the CM Loan.   The Servicing fee for the Notes is stated Summary of Terms. For this Note, the Servicing Fee is 0.25%; higher Servicing Fees may apply to offerings in the future .

Participation in the Funding of CM Loans by KDM and Its Affiliates

From time to time, qualified CM Loan requests may not be fully committed to by investors. To address these situations, KDM may fund portions of certain CM Loan requests.  If we fund CM Loans, we will issue Notes to KDM for that portion of the CM Loan we fund.

Our affiliates, including our executive officers  and members, may fund portions of CM Loan requests from time-to-time. Since inception, these affiliates have funded $1,059,000 of new CM Loan requests. The outstanding principal balance was on the CM Loan funded by affiliates is $1,059,000 and will be paid from proceeds of the sale of the Notes.

Historical Information about our CM Loans

Loan Category: Multi-Family

Total Loans	Loans 31 Days Delinquent Total Dollars	Loans 31 Days Delinquent Number of Accounts	Loans 31 Days Delinquent as % of Total Assets	Total Charge Offs	Total Charge Offs Percentage of Total Assets
1	0	0	0	0	0

Gross Real Losses	Number of Assets Experiencing a Loss	Number of Assets Experiencing a Recovery	Ratio of aggregate Losses to Average Portfolio Balance	Average Net Loss on Assets that have Experienced a Loss
0	0	0	n/a	n/a

SUMMARY OF THE TERMS OF THE CM LOAN

The following summary sets forth the principal terms of the CM Loan underlying the Notes.

Loan Designation	KDM2017-L001

Issue Date	April 20, 2017

Maturity	May 1, 2027

Interest	5.25% for first 5 years; adjusted one time on May 1, 2022, to 400 basis over the then current 6 month LIBOR rate or 5.25%, whichever is higher.

Amortization	The CM Loan is payable on a 30 year amortization basis.

Taxes and Insurance	Collected from the borrower as part of their monthly payment and held in a segregated account at KDM.

Prepayment and Penalty
If the CM Loan is prepaid in whole or in part before May 1, 2020, the borrower must pay the net total interest that would be due on the loan up to May 1, 2020. Should the borrower prepay all or a portion of its loan, then the amount pre-paid and the penalty will be paid on the next payment date to the Note holders.

CM Loan Payment Dates	Payments of principal and interest are due on the first day of each month.

Loan Guarantor	The CM Loan is unconditionally guaranteed by the Monika Boerger Trust, owner of the borrowers and Monika Boerger individually as owner of the Monika Boerger Trust.

Ratings	Egan-Jones “A+”, KDM Rating is “A”. Both ratings are for one year which begins May 20, 2017. (See “The KDM CM Loan Rating Program.”)

Real Property Collateral	Two Multi-family properties: (A) 12 unit property located 4771 78 Ave North, Pinellas Park, FL and (B) 8 unit property located 14120 Palm St, Madeira Beach, FL

Years Constructed	Property A: 1984; Property B: 1972

Property Stabilization	Each received a new roof in 2016 and slow-paying tenants were replaced.

Credit Score of Principal	767[12]

12 This credit score is not that of the borrower or obligor and this does not reflect the credit score of any individual financially responsible for the performance of this loan. Please see the Risk Factors section with title beginning “The credit rating that we use in our rating system…”

Combined Appraised Value of Both Properties	$1,920,000 (Appraised March 2017) Property A: $1,060,000 Property B: $860,000

Debt Service Coverage Ratio	1.37 (See Debt Service Coverage Analysis below)

Occupancy	The buildings comprise a total of 20 units. Each building has a single vacancy. The overall occupancy is 90% and no tenant occupies more than 10% of the combined buildings.

Rent Payments	Rents are paid monthly and are collected in the checking account of the manager. KDM acquired the checking account statements and verified the rents

Loan to Combined Appraised Values	55.00%

Experience of Property Manager
The property will be managed by a licensed real estate agent who has an interest with other family members in the properties. This is a refinance and the manager has more than three years’ experience in managing the properties.

Appraisals of Value	KDM received independent appraisals for both properties. These appraisals were provided by a licensed appraiser chosen by KDM.

Review of Appraisals	KDM also received a review of each appraisal provided by a second licensed appraiser chosen by KDM.

CURRENT STATUS OF CM LOAN

As of the date of this prospectus, the principal balance of the CM Loan is $1,049,132.19.  This CM Loan was made by KDM to the borrower on April 20, 2017, and the borrower has made all required payments on time. KDM placed the payments into a segregated account and has made payments to Mortgage Secured Noteholders on time.

DIRECTORY FOR LOAN

Mortgaged Property
14120 Palm Street, Madeira Beach, FL 33708
Find on Public Records: http://www.pcpao.org/
Folio Number: 09-31-15-34308-003-0130
&
4771 78 Ave North, Pinellas Park, FL 33781
Find on Public Records: http://www.pcpao.org/
Folio Number:  28-30-16-69858-100-3101

Borrower
4771 78th Ave LLC, a Florida limited liability company
and 14120 Palm Street LLC, a Florida limited liability company
These are special purpose entities owned by the Monika Boerger Trust and managed by Barbara Gaddy, Trustee.

Lender	Korth Direct Mortgage, LLC 2937 SW 27th Avenue Miami Florida 33133 Contact: James W. Korth Tel: 786-693-8651 Email: jwkorth@jwkorth.com

Placement Agent
J.W. Korth & Company Limited Partnership
6500 Centurion Drive, Suite 200
Lansing, Michigan 48917
Website: www.jwkorth.com
Contact: James W. Korth, Holly MacDonald-Korth
Tel: 305 668 8485
Email: info@jwkorth.com

Appraiser	Commercial Investment Appraisers 498 Palm Springs Drive, Suite 100, Altamonte Springs, FL 32701 Tel: 407-369-8080

Appraisal Reviewer	Appraisal Research Center, Inc 8100 SW 81st Drive, Suite 278, Miami, FL 33143 Tel: 305-273-6540

Loan Guarantors	Monika Boerger Revocable Trust and Monika Boerger, individually

CM Loan Underwriting

Property and Operational Analysis

The Borrower has owned and operated the properties since 2002, in the case of 14120 Palm Street, and 2005, in the case of 4771 78th Ave. Since purchase, they have been operated exclusively as rental properties and have not had any periods of minimal occupancy. Updating of units has been completed on a per-unit basis upon unit vacancies.

Unaudited profit and loss statements were received from, and signed by the borrower. Data from these statements were used to complete KDM’s debt service coverage and operating analysis. Rent rolls were also submitted along with checking account statements from the borrower. Rent rolls were verified by analyzing the checking account statements.

From these statements we created the following tables and calculated the debt service coverage ratio (“DSCR”) for the properties using the formula below.

Net Operating Income / Debt Service  =  Debt Service Coverage Ratio

Where the debt service is equal to the mortgage payment for the CM Loan. The Net Operating Income is derived from the profit and loss and detailed in the tables below. The DSCR for the CM Loan is 1.37.

Unconditional Guarantee

The CM Loan is unconditionally guaranteed by the Monika Boerger Trust, owner of 14120 Palm Street LLC and 4771 78th Ave LLC, the borrowers. The CM Loan is also guaranteed by Monika Boerger, owner of the Monika Boerger Trust. These guarantees were executed by Barbara Gaddy, Successor Trustee of the Monika Boeger Trust and Attorney in Fact for Monika Boerger, and principal in the transaction.

The unconditional guarantee will be a last recourse for Noteholders in the event of a default by the borrower and subsequent liquidation fails to recover the principal investment. In such event KDM will legally pursue the guarantor for any remaining shortfall. Please see Risk Factors section “CM Loan Guarantees May Not Be Collectable.”

Current Lease Terms and Pay History

On October 26, 2017 we received an update from the Borrower. Borrower stated that there have been no late payments from any tenants since the loan was funded in April 2017, and further, that the 14120 Palm Street property is now fully occupied and many of the units have been re-leased at higher rates ($975 for 1 bedroom, $1200 for 2 bedrooms). The 4771 78th Ave property is currently at 92% occupancy and all new leases are at increased rates ($900/unit). Leases are for 12 month terms.

Lease information provided to us in April 2017 is detailed in the tables below.

Unaudited Profit and Loss Information

As part of the CM Loan underwriting process, KDM collects profit and loss information via a form provided to the borrower. This form collects both per-unit rental information (referred to as the “rent roll”) as well as a detailed list of expenses for the prior two years as well as the current partial year, if applicable. The borrower signs and certifies the accuracy of the information. Data from this form is used to create an unaudited profit and loss statement. All information provided below is for full-year 2016.

Expenses
Below appears a table of monthly expenses. The tax and insurance expenses were verified by the tax and insurance bills. All of the other expenses were provided by the borrower.  The property appraisals use market-based estimates of standard expense categories. The expense information provided by the borrower is compared to the appraisal expense categories and if, in our judgement, there is no significant deviation, the borrower expenses are accepted for the calculation of the Net Operating Income and presentation in the tables below.

Reserves for Capital Expenditures
The capital expenditures reflected on the profit and loss statement below are tied to a property improvement project the owner had just completed prior to KDM refinancing the properties.  The borrower replaced the roof on both properties.  This capital expenditure is usually considered a one time expense; however, we used this entire expense as proxy for reserves in the calculation of the debt service coverage ratio, which was a conservative determination. Replacement reserve is generally estimated at $200-$300 per unit per year.

Vacancy Rate Estimate
 Based on various real estate industry information sources vacancy rates range from 4% to 7%. The vacancy rate shown in the Debt Service Coverage Ratio analysis below was calculated by using the actual vacancy rate at the time the loan was underwritten, plus adding an additional 4%.

Verification of Rent Payments

Rent payments in the tables below were verified by matching individual check deposits in the Borrower’s checking accounts, to the rent roll. This also allowed KDM to verify the on-time payment history for the tenants for the most recent month, at the time of CM Loan underwriting.

The information in the tables below is as of April 2017.

14120 Palm Street
Unit #	Original Occupancy Date	Current Lease Expiration Date	Monthly Rental Rate	Number of 30 day late pays
101	11/1/2016	10/31/2017	$950	0
102	8/1/2007	10/31/2017	$850	0
103	Vacant	Vacant	$0	0
104	2/1/2017	1/31/2018	$1,200	0
201	8/1/2015	9/30/2017	$850	0
202	12/1/2016	11/30/2017	$950	0
203	1/1/2017	12/31/2017	$1,200	0
204	10/1/2011	9/30/2017	$895	0
		Total Monthly Rental Income	$6,895.00

4771 78th Ave
Unit #	Original Occupancy Date	Current Lease Expiration Date	Monthly Rental Rate	Number of 30 day late pays
101	2/1/2017	1/31/2018	$875	0
102	2/1/2015	1/31/2018	$875	0
103	Vacant	Vacant	$0	0
104	8/1/2014	8/30/2017	$875	0
105	2/1/2012	1/31/2018	$875	0
106	1/1/2015	12/31/2017	$875	0
201	2/1/2014	8/31/2017	$875	0
202	7/1/2015	6/30/2017	$875	0
203	8/1/2016	7/31/2017	$875	0
204	12/1/2016	11/30/2017	$875	0
205	12/1/2016	11/30/2017	$875	0
206	5/1/2017	4/31/2018	$875	0
		Total Monthly Rental Income	$9,625.00

		Total Monthly Rental Income from both properties:	$16,520.00

Monthly Expenses
	Expenses from P&L for 14120	Expenses from P&L for 4771
Property Taxes	$9,273.00	$13,429.00
Insurance	$11,108.00	$16,116.00
Electricity	$413.00	$120.00
Water	$4,767.00	$10,800.00
Pest	$1,000.00	$1,000.00
Gardener	$600.00	$1,800.00
Building Rep & Maint	$6,663.00	$16,986.00
Total Expenses	$(2,818.67)	$(5,020.92)	$(7,839.58)

NOI Analysis		DSCR Analysis
Monthly Rental Income as of 4/2017:	$16,520.00	NOI = $8,019.62
Less Vacancy & Loss Estimate at 4%:	$(660.80)	Monthly Mortgage Payment = $5,847.84
Effective Gross Income	$15,859.20	NOI / Monthly Mortgage Payment = Debt Service Coverage Ratio
Total Monthly Expenses (from P&L)	$(7,839.58)	$8,019.62 / $5,847.84 = 1.37
Net Operating Income	$8,019.62	DSCR = 1.37

		Amortization Schedule
		KDM2017-N001
Borrower's Terms
Loan Amount	$1,059,000.00
Number of Months	360	Initial interest	$1,980.16	from 4/17-5/1
Rate	5.25%
Payment	$5,847.84
First PMT Date	5/1/2017

Month	Beginning	PMT	Interest	Principal	Ending Balance	Factor on 10th of month
	$1,059,000.00		$1,980.16
5/1/2017	$1,059,000.00	$5,847.84	$4,633.13	$1,214.71	$1,057,785.29
6/1/2017	$1,057,785.29	$5,847.84	$4,627.81	$1,220.03	$1,056,565.26	0.998853
7/1/2017	$1,056,565.26	$5,847.84	$4,622.47	$1,225.36	$1,055,339.90	0.997701
8/1/2017	$1,055,339.90	$5,847.84	$4,617.11	$1,230.73	$1,054,109.17	0.996544
9/1/2017	$1,054,109.17	$5,847.84	$4,611.73	$1,236.11	$1,052,873.06	0.995382
10/1/2017	$1,052,873.06	$5,847.84	$4,606.32	$1,241.52	$1,051,631.54	0.994214
11/1/2017	$1,051,631.54	$5,847.84	$4,600.89	$1,246.95	$1,050,384.60	0.993042
12/1/2017	$1,050,384.60	$5,847.84	$4,595.43	$1,252.40	$1,049,132.19	0.991865
1/1/2018	$1,049,132.19	$5,847.84	$4,589.95	$1,257.88	$1,047,874.31	0.990682
2/1/2018	$1,047,874.31	$5,847.84	$4,584.45	$1,263.39	$1,046,610.92	0.989494
3/1/2018	$1,046,610.92	$5,847.84	$4,578.92	$1,268.91	$1,045,342.01	0.988301
4/1/2018	$1,045,342.01	$5,847.84	$4,573.37	$1,274.47	$1,044,067.54	0.987103
5/1/2018	$1,044,067.54	$5,847.84	$4,567.80	$1,280.04	$1,042,787.50	0.985899
6/1/2018	$1,042,787.50	$5,847.84	$4,562.20	$1,285.64	$1,041,501.86	0.984691
7/1/2018	$1,041,501.86	$5,847.84	$4,556.57	$1,291.27	$1,040,210.59	0.983477
8/1/2018	$1,040,210.59	$5,847.84	$4,550.92	$1,296.92	$1,038,913.67	0.982257
9/1/2018	$1,038,913.67	$5,847.84	$4,545.25	$1,302.59	$1,037,611.08	0.981033
10/1/2018	$1,037,611.08	$5,847.84	$4,539.55	$1,308.29	$1,036,302.79	0.979803
11/1/2018	$1,036,302.79	$5,847.84	$4,533.82	$1,314.01	$1,034,988.78	0.978567
12/1/2018	$1,034,988.78	$5,847.84	$4,528.08	$1,319.76	$1,033,669.02	0.977327
1/1/2019	$1,033,669.02	$5,847.84	$4,522.30	$1,325.54	$1,032,343.49	0.97608
2/1/2019	$1,032,343.49	$5,847.84	$4,516.50	$1,331.33	$1,031,012.15	0.974829
3/1/2019	$1,031,012.15	$5,847.84	$4,510.68	$1,337.16	$1,029,674.99	0.973571
4/1/2019	$1,029,674.99	$5,847.84	$4,504.83	$1,343.01	$1,028,331.98	0.972309
5/1/2019	$1,028,331.98	$5,847.84	$4,498.95	$1,348.88	$1,026,983.10	0.971041
6/1/2019	$1,026,983.10	$5,847.84	$4,493.05	$1,354.79	$1,025,628.31	0.969767
7/1/2019	$1,025,628.31	$5,847.84	$4,487.12	$1,360.71	$1,024,267.60	0.968488
8/1/2019	$1,024,267.60	$5,847.84	$4,481.17	$1,366.67	$1,022,900.93	0.967203
9/1/2019	$1,022,900.93	$5,847.84	$4,475.19	$1,372.65	$1,021,528.29	0.965912
10/1/2019	$1,021,528.29	$5,847.84	$4,469.19	$1,378.65	$1,020,149.64	0.964616
11/1/2019	$1,020,149.64	$5,847.84	$4,463.15	$1,384.68	$1,018,764.95	0.963314
12/1/2019	$1,018,764.95	$5,847.84	$4,457.10	$1,390.74	$1,017,374.21	0.962007
1/1/2020	$1,017,374.21	$5,847.84	$4,451.01	$1,396.83	$1,015,977.39	0.960693
2/1/2020	$1,015,977.39	$5,847.84	$4,444.90	$1,402.94	$1,014,574.45	0.959374
3/1/2020	$1,014,574.45	$5,847.84	$4,438.76	$1,409.07	$1,013,165.38	0.95805
4/1/2020	$1,013,165.38	$5,847.84	$4,432.60	$1,415.24	$1,011,750.14	0.956719
5/1/2020	$1,011,750.14	$5,847.84	$4,426.41	$1,421.43	$1,010,328.71	0.955383
6/1/2020	$1,010,328.71	$5,847.84	$4,420.19	$1,427.65	$1,008,901.06	0.95404
7/1/2020	$1,008,901.06	$5,847.84	$4,413.94	$1,433.90	$1,007,467.16	0.952692
8/1/2020	$1,007,467.16	$5,847.84	$4,407.67	$1,440.17	$1,006,027.00	0.951338
9/1/2020	$1,006,027.00	$5,847.84	$4,401.37	$1,446.47	$1,004,580.53	0.949978
10/1/2020	$1,004,580.53	$5,847.84	$4,395.04	$1,452.80	$1,003,127.73	0.948612
11/1/2020	$1,003,127.73	$5,847.84	$4,388.68	$1,459.15	$1,001,668.58	0.947241
12/1/2020	$1,001,668.58	$5,847.84	$4,382.30	$1,465.54	$1,000,203.04	0.945863
1/1/2021	$1,000,203.04	$5,847.84	$4,375.89	$1,471.95	$998,731.09	0.944479
2/1/2021	$998,731.09	$5,847.84	$4,369.45	$1,478.39	$997,252.70	0.943089
3/1/2021	$997,252.70	$5,847.84	$4,362.98	$1,484.86	$995,767.84	0.941693
4/1/2021	$995,767.84	$5,847.84	$4,356.48	$1,491.35	$994,276.49	0.940291
5/1/2021	$994,276.49	$5,847.84	$4,349.96	$1,497.88	$992,778.61	0.938882
6/1/2021	$992,778.61	$5,847.84	$4,343.41	$1,504.43	$991,274.18	0.937468
7/1/2021	$991,274.18	$5,847.84	$4,336.82	$1,511.01	$989,763.17	0.936047
8/1/2021	$989,763.17	$5,847.84	$4,330.21	$1,517.62	$988,245.55	0.934621
9/1/2021	$988,245.55	$5,847.84	$4,323.57	$1,524.26	$986,721.28	0.933187
10/1/2021	$986,721.28	$5,847.84	$4,316.91	$1,530.93	$985,190.35	0.931748
11/1/2021	$985,190.35	$5,847.84	$4,310.21	$1,537.63	$983,652.72	0.930303
12/1/2021	$983,652.72	$5,847.84	$4,303.48	$1,544.36	$982,108.37	0.928851
1/1/2022	$982,108.37	$5,847.84	$4,296.72	$1,551.11	$980,557.25	0.927392
2/1/2022	$980,557.25	$5,847.84	$4,289.94	$1,557.90	$978,999.35	0.925928

3/1/2022	$978,999.35	$5,847.84	$4,283.12	$1,564.72	$977,434.64	0.924456
4/1/2022	$977,434.64	$5,847.84	$4,276.28	$1,571.56	$975,863.08	0.922979
5/1/2022	$975,863.08	$5,847.84	$4,269.40	$1,578.44	$974,284.64	0.921495
6/1/2022	$974,284.64	$5,847.84	$4,262.50	$1,585.34	$972,699.30	0.920004
7/1/2022	$972,699.30	$5,847.84	$4,255.56	$1,592.28	$971,107.02	0.918507
8/1/2022	$971,107.02	$5,847.84	$4,248.59	$1,599.24	$969,507.78	0.917004
9/1/2022	$969,507.78	$5,847.84	$4,241.60	$1,606.24	$967,901.54	0.915494
10/1/2022	$967,901.54	$5,847.84	$4,234.57	$1,613.27	$966,288.27	0.913977
11/1/2022	$966,288.27	$5,847.84	$4,227.51	$1,620.33	$964,667.94	0.912454
12/1/2022	$964,667.94	$5,847.84	$4,220.42	$1,627.41	$963,040.53	0.910923
1/1/2023	$963,040.53	$5,847.84	$4,213.30	$1,634.53	$961,405.99	0.909387
2/1/2023	$961,405.99	$5,847.84	$4,206.15	$1,641.69	$959,764.31	0.907843
3/1/2023	$959,764.31	$5,847.84	$4,198.97	$1,648.87	$958,115.44	0.906293
4/1/2023	$958,115.44	$5,847.84	$4,191.76	$1,656.08	$956,459.36	0.904736
5/1/2023	$956,459.36	$5,847.84	$4,184.51	$1,663.33	$954,796.03	0.903172
6/1/2023	$954,796.03	$5,847.84	$4,177.23	$1,670.60	$953,125.43	0.901602
7/1/2023	$953,125.43	$5,847.84	$4,169.92	$1,677.91	$951,447.51	0.900024
8/1/2023	$951,447.51	$5,847.84	$4,162.58	$1,685.25	$949,762.26	0.89844
9/1/2023	$949,762.26	$5,847.84	$4,155.21	$1,692.63	$948,069.63	0.896848
10/1/2023	$948,069.63	$5,847.84	$4,147.80	$1,700.03	$946,369.60	0.89525
11/1/2023	$946,369.60	$5,847.84	$4,140.37	$1,707.47	$944,662.13	0.893645
12/1/2023	$944,662.13	$5,847.84	$4,132.90	$1,714.94	$942,947.19	0.892032
1/1/2024	$942,947.19	$5,847.84	$4,125.39	$1,722.44	$941,224.74	0.890413
2/1/2024	$941,224.74	$5,847.84	$4,117.86	$1,729.98	$939,494.77	0.888786
3/1/2024	$939,494.77	$5,847.84	$4,110.29	$1,737.55	$937,757.22	0.887153
4/1/2024	$937,757.22	$5,847.84	$4,102.69	$1,745.15	$936,012.07	0.885512
5/1/2024	$936,012.07	$5,847.84	$4,095.05	$1,752.78	$934,259.28	0.883864
6/1/2024	$934,259.28	$5,847.84	$4,087.38	$1,760.45	$932,498.83	0.882209
7/1/2024	$932,498.83	$5,847.84	$4,079.68	$1,768.15	$930,730.68	0.880547
8/1/2024	$930,730.68	$5,847.84	$4,071.95	$1,775.89	$928,954.79	0.878877
9/1/2024	$928,954.79	$5,847.84	$4,064.18	$1,783.66	$927,171.13	0.8772
10/1/2024	$927,171.13	$5,847.84	$4,056.37	$1,791.46	$925,379.66	0.875516
11/1/2024	$925,379.66	$5,847.84	$4,048.54	$1,799.30	$923,580.36	0.873824
12/1/2024	$923,580.36	$5,847.84	$4,040.66	$1,807.17	$921,773.19	0.872125
1/1/2025	$921,773.19	$5,847.84	$4,032.76	$1,815.08	$919,958.11	0.870418
2/1/2025	$919,958.11	$5,847.84	$4,024.82	$1,823.02	$918,135.09	0.868705
3/1/2025	$918,135.09	$5,847.84	$4,016.84	$1,831.00	$916,304.09	0.866983
4/1/2025	$916,304.09	$5,847.84	$4,008.83	$1,839.01	$914,465.09	0.865254
5/1/2025	$914,465.09	$5,847.84	$4,000.78	$1,847.05	$912,618.03	0.863518
6/1/2025	$912,618.03	$5,847.84	$3,992.70	$1,855.13	$910,762.90	0.861773
7/1/2025	$910,762.90	$5,847.84	$3,984.59	$1,863.25	$908,899.65	0.860022
8/1/2025	$908,899.65	$5,847.84	$3,976.44	$1,871.40	$907,028.25	0.858262
9/1/2025	$907,028.25	$5,847.84	$3,968.25	$1,879.59	$905,148.66	0.856495
10/1/2025	$905,148.66	$5,847.84	$3,960.03	$1,887.81	$903,260.85	0.85472
11/1/2025	$903,260.85	$5,847.84	$3,951.77	$1,896.07	$901,364.78	0.852938
12/1/2025	$901,364.78	$5,847.84	$3,943.47	$1,904.37	$899,460.41	0.851147
1/1/2026	$899,460.41	$5,847.84	$3,935.14	$1,912.70	$897,547.71	0.849349
2/1/2026	$897,547.71	$5,847.84	$3,926.77	$1,921.07	$895,626.65	0.847543
3/1/2026	$895,626.65	$5,847.84	$3,918.37	$1,929.47	$893,697.18	0.845729
4/1/2026	$893,697.18	$5,847.84	$3,909.93	$1,937.91	$891,759.26	0.843907
5/1/2026	$891,759.26	$5,847.84	$3,901.45	$1,946.39	$889,812.87	0.842077
6/1/2026	$889,812.87	$5,847.84	$3,892.93	$1,954.91	$887,857.97	0.840239
7/1/2026	$887,857.97	$5,847.84	$3,884.38	$1,963.46	$885,894.51	0.838393
8/1/2026	$885,894.51	$5,847.84	$3,875.79	$1,972.05	$883,922.46	0.836539
9/1/2026	$883,922.46	$5,847.84	$3,867.16	$1,980.68	$881,941.78	0.834677
10/1/2026	$881,941.78	$5,847.84	$3,858.50	$1,989.34	$879,952.44	0.832806
11/1/2026	$879,952.44	$5,847.84	$3,849.79	$1,998.05	$877,954.40	0.830928
12/1/2026	$877,954.40	$5,847.84	$3,841.05	$2,006.79	$875,947.61	0.829041
1/1/2027	$875,947.61	$5,847.84	$3,832.27	$2,015.57	$873,932.04	0.827146
2/1/2027	$873,932.04	$5,847.84	$3,823.45	$2,024.38	$871,907.66	0.825243
3/1/2027	$871,907.66	$5,847.84	$3,814.60	$2,033.24	$869,874.42	0.823331
4/1/2027	$869,874.42	$5,847.84	$3,805.70	$2,042.14	$867,832.28	0.821411

Location of Mortgaged Properties

The following map shows the location of the property known as 14120 Palm Street, Madeira Beach, Florida.

The following map shows the location of the property known as 4771 78th Avenue North, Pinellas Park, Florida.

12-Unit Apartment Property and Excess Land Appraisal

DELORME
DeLorme Street Atlas USA® 2011
Area Map
Subject
Pinellas Park
Park Place
Pinellas Square
Northside Hospital
PARK BLVD
CR 611
82ND AVE
62ND AVE N
Data use subject to license.
© DeLorme. DeLorme Street Atlas USA® 2011.
www.delorme.com
MN (5.3° W)
0 400 800 1200 1600 2000 2400 2800
ft
Data Zoom 13-5

Loan Documents

Copies of the following documents are available upon request to KDM at info@KDMinvestor.com.

•	Appraisal
•	Appraisal Review
•	Deed of Mortgage
•	Promissory Note

Appraisals

The mortgaged properties appraisals are available upon request via email to info@KDMinvestor.com.

USE OF PROCEEDS

The proceeds of the sale of Notes will be used to redeem KDM note (KDM2017-N001PP) in the original principal amount of $1,059,000 purchased by affiliates of KDM on April 20, 2017. The proceeds of that note were used to fund the CM Loan.  See “Summary of the Terms of the CM Loan” for a description of the CM Loan.

 PLAN OF DISTRIBUTION

The Notes will be distributed by the Placement Agent and members of the Selling Group on a best efforts basis at a commission of 2% of the dollar amount of Notes sold by them.  KDM has agreed to indemnify the Placement Agent and the Selling Group and against liabilities under the Securities Act of 1933, or to contribute to payments that the brokers or dealers may be required to make in respect of these liabilities.
DESCRIPTION OF THE NOTES

The following is a summary of particular terms and conditions of the Note and is not complete.  Additional terms of the Notes may be found in the indenture referred to below.

General

The Notes will be issued under a Trust Indenture and Security Agreement dated November 17, 2017, as amended or supplemented (the “Indenture”), between KDM and Delaware Trust Company. The following statements are summaries of the material provisions of the Indenture and the Notes.

The Company will issue notes in a series, including the 5% KDM2017-N001 Mortgage Secured Notes described in this prospectus. There is no limitation to the amount of Notes which may be issued. The only outstanding Notes at this time are the Notes titled KDM 2017-N001PP to be redeemed or exchanged for Notes registered here. Each Note will correspond to a CM Loan. All Notes will be U.S. dollar denominated. Each Note will have a stated interest rate that is the same as the interest rate for the corresponding CM Loan less the Servicing Fee and an aggregate stated principal amount equal to the corresponding CM Loan. Other terms, such as pre-payment penalties, amortization schedules, and maturity date will be the same as the corresponding CM Loan.

Notwithstanding the foregoing, KDM has no obligation to make any payments on the notes unless, and then only to the extent that, KDM has received payments on the corresponding CM Loan, as described under “Payments and Paying Agents” and “Limitations on Payments.” The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Notes of each series will have a stated term. The Indenture does not limit the aggregate principal amount of Notes that KDM can issue under the Indenture or the size of any series. KDM may fund some or all of a CM Loan itself. Notes will be issued to KDM for the amount of the CM Loan that KDM determines to fund itself or which are funded by affiliates. These Notes may be redeemed from the proceeds of sale of notes or resold by KDM or affiliates in secondary market transactions, as may be available for transactions of that kind, KDM will not notify Noteholders if it sells notes it has purchased.

Notes and CM Loans will receive a designated Number as follows: KDM and four digit year, a hyphen, then a letter and number series of three digits beginning 001. The three digits will be identical for CM Loans and their corresponding Notes. CM Loans will have the letter “L” before the three digits and corresponding Notes will have the letter “N”. Accordingly, as an example, CM Loan Number KDM 2017-L031 will correspond directly to Note Number KDM 2017-N031.

We may at any time purchase Notes at any price or prices, in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Security for the Notes

Pursuant to the Indenture, the Notes will be senior to all other indebtedness of KDM and separate and distinct from each other. The Notes will be secured special obligations of KDM. The security for each series of Notes will be the mortgage, the loan and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. This security is made under “Security Agreement” Section 3.8 of the Indenture. A key part of the security arrangement under the Indenture is that each series of notes is separately secured by the CM Loan that corresponds to that series. Therefore, the security for the Notes offered herein is specifically the CM Loan described herein.

KDM will be obligated to pay on each Note in a series only if, and to the extent that, KDM receives principal, interest, or late fee payments from the borrower on the corresponding CM Loan funded by the proceeds of that series, and such borrower CM Loan payments will be distributed ratably among all Notes of the series after deduction of KDM’s Servicing Fee.

Financial Covenant

The Indenture specifies that KDM may not incur debt other than the Notes except compensation owed to employees, rent for offices or obligations to utility and informational services and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and Note servicing functions. There are no other financial covenants limiting KDM’s activities.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” KDM will make payments of principal and interest on the Notes on the twenty-fifth day of each month or the next business day, provided we have received payments on the CM Loan within four business days prior to the Payment Date. If payments are received after the twenty-first day of the month, KDM will pay investors the following month.  The four business day margin will allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note, including the Notes offered by this prospectus, will be the same as the interest rate on the corresponding CM Loan, less the Servicing Fee. Interest will be computed and will accrue on Notes in the same manner as the interest on the corresponding CM Loan is computed and accrues.

All payments received from CM Loans with corresponding Notes will be collected in a special segregated account named “In Trust For 2” Segregated Account. KDM will make all required payments on each Note via wire transfer to  DTC and its participants as described under “Registration and Settlement” on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

Principal of and interest on the Notes will be paid to owners of a beneficial interest in the Notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement.” We will irrevocably deliver no later than 1:00 p.m. New York time on each Interest Payment Date, Maturity Date or the date of earlier redemption or repayment (if the Notes are to be redeemed or repaid prior to a stated maturity date), to DTC, funds sufficient to make payments of the amount payable in respect of the Notes on such date, or such lesser amount as we have received on a CM Loan. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Notes entitled thereto.

In the event that any Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any fixed rate note is not a Business Day (as defined below), principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment. If an Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any floating rate note based on LIBOR falls on a day that is not a Business Day, it will be postponed to the following Business Day and no additional interest will accrue as a result of the delay in payment, except that if that Business Day would fall in the next calendar month, the Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment will be the immediately preceding Business Day.

Unless we specify otherwise in the prospectus, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. With respect to Notes as to which LIBOR is an applicable interest rate basis, the day also must be a London Business Day in order to be a Business Day. “London Business Day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

Any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the Notes in respect of which such payments are made.

Limitations on Payments

To the extent that anticipated CM Loan payments from a CM Loan are not received by KDM, no payments will be due and payable by KDM on the Notes related to that CM Loan unless KDM receives payments under an assignment of rents or a foreclosure is completed and the property has been sold by KDM.

Assignment of Rents

For all CM Loans, should the borrower default KDM, as lender, pursuant to an assignment of rents, will require the renters of the property pay their rents directly to KDM. In these cases, KDM will forward each Noteholder’s pro-rata share of the rents collected less any out of pocket costs, such as legal fees, for executing an assignment. In such cases, an assignment of rents should not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the CM Loan.

Prepayments

To the extent that a borrower prepays a CM Loan, Noteholders will be entitled to receive their pro-rata share of the prepayment and any penalty that is owed by the borrower on the next payment date for the Notes. In the case of a partial prepayment of a corresponding CM Loan, we automatically reduce the outstanding principal and the term of the CM Loan is reduced, but the monthly payment amount remains unchanged.

Servicing Covenant

Under the Trust Indenture, KDM is obligated to use commercially reasonable efforts to service and collect CM Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the CM Loans. If KDM refers a delinquent CM Loan to a licensed attorney for collection, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, without the consent of the corresponding Noteholders, KDM may, at any time and from time to time, amend or waive any term of a CM Loan if it believes it is in the best interests of the Note holders. The Indenture contains financial covenants or other covenants limiting KDM’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The Indenture prohibits KDM from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership, or trust, and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental Indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and
•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $1000 or integral multiples of $1000. The Notes will be issued only in registered form and only in a single master note in the name of Cede & Company and delivered to the facilities of Depository Trust Company for credit to each broker dealer member and further credit to their affiliated broker dealers and the clients of those broker dealers who own Notes. We will not issue certificates for the Notes. Investors will be required to hold their Notes through their broker dealer.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

Amortization

The amortization of the Notes will be the same as the amortization requirements of the corresponding first mortgage CM Loan and described in the prospectus for each series of Notes.

Events of Default

Under the terms of the Indenture, any of the following events will constitute an event of default on a series of Notes:

•	failure by KDM to make required payments on the Notes for 30 days past the applicable due date, when payments have been received for a corresponding CM Loan;

•
failure by KDM to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the notes of any series for which such default exists as provided in the Indenture, subject to an additional 90 day cure period; or

•	specified events relating to KDM’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the Indenture if we do not make payments when a borrower does not make payments to us on the CM Loan corresponding with the particular series of Notes. In that case, KDM is not required to make payments on Notes, and is accordingly not in default.

An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency, or reorganization as provided in the Indenture, then the stated principal amount of the Notes shall not become due and payable immediately without any act by the Trustee or any holder of Notes. Notes shall continue to be due and payable only if the corresponding CM Loan has made payments.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the Trustee (and without notice to any other holder of Notes), may, on behalf of the holders of all such Notes, waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the Indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

If an Event of Default shall have occurred and be continuing with respect to any Series of Notes, the Holders of at least a majority in aggregate Principal Amount of the Outstanding Notes of such Series for which a Default exists may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. If the Series of Notes includes more than one Class, the Holders of Notes of all Classes shall vote together, without distinction among the Classes.  Such direction shall not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not in the Trustee’s reasonable discretion be adequate.  Before proceeding to exercise any right or power hereunder at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity, against the costs, expenses and liabilities, which might be incurred by it in compliance with any such direction.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the Indenture or pursue any other remedy with respect to the Indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at a majority in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The Indenture requires us every year to deliver to the Trustee a statement as to performance of our obligations under the Indenture and as to any defaults.

Clearance and Settlement

Unless we specify otherwise, the Notes will be issued only in book entry form through the facilities of DTC and will be represented by the single master note. The master note will be registered in the name of the nominee of DTC. Transfers or exchanges of the Notes may only be effected through a participating member of DTC. So long as DTC or its nominee is the registered owner of a Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Note for all purposes under the Indenture. No Note issued in book-entry form will be issuable in certificated form.

Satisfaction and Discharge of the Indenture

The Indenture will generally cease to be of any further effect with respect to a Note if the Note has been fully satisfied with all payments due (either according to its schedule or through foreclosure and sale of the related property) from the underlying CM Loan being made and such Note has been delivered for cancellation.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Delaware Trust Company is the trustee under the Indenture. From time to time, we may maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the Trustee must resign.

THE KDM CM LOAN RATING PROGRAM

We may require a rating from a National Recognized Statistical Rating Organization (“NRSRO”). An NRSRO is registered with the SEC and has done so by achieving a set of application standards. NRSRO ratings are often acceptable to regulated organizations such as banks, insurance companies and pension funds.

We also may give each of our CM Loans or CM Loan groups a rating. Ratings are disclosed on our website for each CM Loan and corresponding Note. CM Loans and corresponding Notes are reviewed periodically and ratings may expire or be changed at any time.

We are not a Nationally Recognized Statistical Rating Agency (NRSRO) as defined by the Securities and Exchange Commission. We have certain conflicts of interest in producing our ratings. We discuss management of these conflicts of interest below. We have no history of performance under our ratings categories. The ratings categories are based on the judgment of experienced mortgage lenders and investment bankers. As we develop a history we will publish our track record in various future filings and on our website.

KDM ratings and ratings of NRSRO are generally effective for one year from the closing date of the loan. There is no obligation by us or any NRSRO to extend that period. However, it may be extended on request from an investor. Should an extension be required we and an NRSRO may charge a fee to update the rating.

Our transactions are generally single borrower or single asset transactions. The first has a CM Loan secured by one or multiple properties and the second are by grouping of CM Loans to one borrower. In these group CM Loans they are often cross-collateralized and have cross-default terms. Credit risk for these transactions is identified at several levels – the sponsor, property type, property age, property count, geographic location, CM Loan to value, debt service coverage ratio. To account for these risks as we analyze and rate potential CM Loans, we look separately at each of these factors and weight each with a score for each factor. Our scoring matrix is below:

Score Categories	Possible Maximum
CM Loan to Value	7
Credit Score of Principal	5
Debt Service Coverage	4
Property Type	4
Property Age	5
Property Demand	5
Building Condition	3

Total	33

CM Loan to Value – KDM CM Loan to Value, LTV, is based off of the appraised 90 day liquidation value of the property.  In a foreclosure scenario, we believe basing our CM Loan on a 90 liquidation value will allow KDM to more quickly recover our investors’ investment proceeds and will hedge against any potential downturn in the real estate market.  Any LTV of 54.99% or less will receive a maximum rating score of 7 and any CM Loan with an LTV of no greater than 80% will receive a 1.

Credit Score of Principal – In performing our analysis of a proposed mortgage loan, we consider the credit score of the person whom we identify and refer to as the “Principal.” Our Principal credit score values range from 1-5, with the anything above 740 receiving a 5 and less than 660 receiving a 1. A Principal is the individual who we believe is the person most responsible for making executive decisions with respect to a mortgaged property, collecting rent, and making timely payments on the CM Loan. As our borrowers are mostly  single-purpose entities and not individuals, we typically identify as the Principal and analyze the credit score of  the person who directly or indirectly controls  the single-purpose entity borrower. In some cases, however, the Principal is not the person who directly or indirectly controls the borrower, but by contract or, for example, power of attorney, has been given authority by the borrower for the property’s management, the collection of rents, and making payments on the CM Loan. Although we identify that person as the Principal and use that person’s credit score in our loan analysis, that Principal may not have responsibility as the obligor on, or a guarantor of, the CM Loan

Debt Service Coverage Ratio – For us, DSCR is monthly Net Operating Income (“NOI”) divided by the monthly loan payment amount. NOI is the estimated net cash flow of the property after all management expenses, replacement reserve, vacancy estimate, taxes, and insurance. The DSCR rating score is broken down as follows:

DSCR > 1.35 = A maximum score of 4
DSCR > 1.30 = 3
DSCR > 1.25 = 2
DSCR > 1.20 = A minimum score of 1

Property Type – Using historical commercial Loan performance data we have developed a rating system based on property type.  KDM believes historical commercial Loan performance is one of the strongest indicators currently available to us as a measure of risk.  The scoring system is as follows:

Multifamily	4
Mixed-use	3
Self-Storage /Warehouse	2
Retail	1

Property Age – KDM believes there will generally be stronger demand for a newer property than for an older property.  The scoring system is as follows:

Age < 9   = 5
Age > 10 = 4
Age > 20 = 3
Age > 30 = 2
Age > 40 = 1

Property Demand – KDM’s property demand scoring is based off of the year over year growth of the county the subject property is located in.  Historical data has shown a strong correlation between population growth and local economic strength.  KDM will still make the necessary adjustments to large metropolitan statistical areas that may not look as strong as a small community with a sudden population growth. Communities that have fewer than 500,000 inhabitants are automatically scored at 0.  The scoring system is as follows:

Growth > 5% = 5
Growth > 4% = 4
Growth > 3% = 3
Growth > 2% = 2
Growth > 1% = 1

Building Condition – For all property types, KDM believes property condition is a strong indicator of the property’s potential.  A property in excellent condition is going to have the opportunity to attract more customers and potential to produce more income than a merely serviceable property.  The scoring system is as follows:

Excellent	3
Average	2
Serviceable	1

Once the scoring system is completed for each CM Loan and its corresponding Note, we then apply a standard statistical rating letter formula. This formula is as follows:

Rating	Composite Score
AAA	33
AA	31
A	27
BBB	22
BB	18
B	13

Obligations rated:

AAA	are judged to be highest quality, subject to the lowest level of credit risk.
AA	are judged to be of high quality and are subject to very low credit risk.
A	are judged to be upper-medium grade and are subject to low credit risk.

BBB	are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.
BB	are judged to be speculative and are subject to substantial credit risk.
B	are considered speculative and are subject to high credit risk.

A plus or minus sign may be added when a loan score falls between two letter categories and depending on which letter category is nearest to the score. If the score is the mid-point between two letter categories then the CM loan will go to the highest letter score and receive a minus sign.

Conflicts of Interest Regarding our Ratings

We have a conflict of interest regarding our ratings. Currently, the same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further, we are 100% owned by J. W. Korth & Company which may be distributing our Notes and making a market in our Notes. Ratings will be reviewed periodically and changed as necessary for each CM Loan and the corresponding Note. The secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings, it shall be a strict policy of the company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers and metrics.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

RATINGS FOR CM LOAN COVERED BY THIS PROSPECTUS

For KDM 2017-L001, we have scored the CM Loan as follows:

Category	Score
CM Loan to Value	7
Credit Score of Principal	5
Debt Service Coverage	4
Property Type	4
Property Age	1
Property Demand	4
Building Condition	2
Total	27

Consequently, pursuant to our formula, we have assigned a KDM Rating of “A” to CM Loan KDM2017-L001.

Egan-Jones Ratings Company, an NRSRO, was also engaged by KDM to rate this CM Loan and assigned a rating of A+. They later also rated the Notes “A+”. This rating on the Notes is applicable for one year, commencing, October 25, 2017.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

Unless we specify otherwise, all the Notes we offer will be issued in book-entry form only. This means that we will not issue certificates for Notes. Instead, we will issue a single Master Note in registered form. The Master Note will be held through DTC. Accordingly, Cede & Co., as nominee of DTC, will be the holder of record of the Notes. Each Note represents a beneficial interest in the Master Note. For purposes of this section, “Note” refers to a tranche of Notes.

Beneficial interests in a Note will be shown on, and transfers are effected through, records maintained by DTC or its Participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of beneficial interests in the Notes will be accomplished by making entries in DTC Participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered owner of the Master Note, DTC or its nominee will be the sole holder of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes (“Certificated Notes”) and will not be considered a holder for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC Participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

The Master Note representing Notes will be exchangeable for Certificated Notes in fully-registered form of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as depository; (2) DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or (3) we instruct the Trustee that the Master Note is exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the owners of beneficial interests in the Master Note representing the Notes and the appropriate reduction shall be reflected in the records evidencing the tranche of Notes held in book-entry form.

Registration and Transfer of Certificated Notes

If we ever issue Notes in certificated form, those Notes may be presented for registration of transfer or exchange and for payment at the office or agency of the Company, or a transfer agent that may elect.

We will not be required to (1) issue, register the transfer of or exchange any Note to be redeemed for a period of 15 days preceding the day of mailing of the relevant notice of redemption; or (2) register the transfer of or exchange any Note that was selected for redemption, except the unredeemed portion of any Note being redeemed in part.

ABOUT KDM

Management’s Discussion and Analysis of Operations

Overview

Korth Direct Mortgage, LLC, was organized in Florida on July 24, 2009, under the name HCMK Consulting, LLC.  We changed our name to J. W. Korth & Company, LLC, in November 2010, and then to Korth Direct Mortgage, LLC, on August 24, 2016. Our principal executive offices are located at 2937 SW 27th Avenue Suite 307, Miami, Florida 33133, and our telephone number is (305) 668-8485. Our website address is www.kdminvestor.com.

Korth Direct Mortgage, LLC, began its formal operations in October of 2016 when we engaged our Chief Lending Officer. KDM is a licensed Mortgage Lender Servicer with the State of Florida. Our NMLS License Number is 1579547. Our operating history is limited. We are currently 100% supported by our parent company, J. W. Korth & Company Limited Partnership, a FINRA and SEC registered broker-dealer founded in 1982. We believe we will continue to be supported by our parent company for the remainder of 2017 and may continue to be supported by J. W. Korth & Company through 2018.  Over this period, we believe that we will achieve adequate revenue and cash-flow through making and servicing CM Loans to make us self-sufficient. We do not anticipate the need to raise any funds during this period. During this period, any staffing requirements will be supplied by our parent company. These services and office space are provided free of charge in anticipation of the future success of KDM by the owners of the parent. During this period, we anticipate no research and development expenses and no expenses for plant and equipment, and that office space will be provided by J. W. Korth & Company. We intend to rent space and hire employees or assign employees, from J. W. Korth & Company to KDM as business development requires. As we hire or are assigned employees the expenses of those employees will accrue to us.

The total support we have received from J. W. Korth & Company through August 31, 2017 is $211,818. The Support  Agreement provides support that is at the discretion of J. W. Korth & Company, and could be ended at any time for any reason. However, J. W. Korth & Company expects to continue to provide at a minimum another $100,000 to support KDM after which it is expected to be self supporting.

Sales, Marketing and Customer Service

Our marketing efforts are designed to attract borrowers to contact us and to enroll them as clients, and to close transactions with them. We employ primarily email correspondence to mortgage brokers, banks, real estate agents, and commercial property owners to encourage them to present CM Loans to us for possible funding through the issuance of corresponding Notes. We subscribe to lead generation databases and loan and property platforms to find loans. We are also contacting other financial institutions directly and through brokers who may own commercial mortgages, and will attempt to purchase mortgages for KDM.

Customer service for the servicing segment of the business will be added as required.

Financial Information about Segments

We have a single segment of business, which is issuing and holding first mortgage commercial loans and selling Notes to finance those CM Loans. To date we have completed one CM Loan which is described in this prospectus as KDM2017-L001 and have sold Notes privately to affiliates to finance that loan. On the effective date of the registration statement for this prospectus we will redeem the privately placed Notes from the proceeds of the Notes offered by this prospectus. Our current monthly expenses are approximately $16,000 and are 100% supported by J. W. Korth & Company, our parent.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance.

Competition

The market for mortgage lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the lending market:

•	pricing and fees;
•	experience, including borrower full funding rates and investor returns;
•	branding; and
•	ease of use.

We face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies as well as smaller private lenders.

We may also face future competition from new companies entering our market. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending programs. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Our success depends on developing the network of referral sources, described above, who will refer transactions to us and working with a Placement Agent that simultaneously builds a ready market for our Notes to finance our lending. We believe both the mortgage broker network and the distribution network for Notes is accessible through email and direct contacts and advertising in key spots. We have ascertained that there is a large niche for small, competitive single asset mortgage securities in the $2-$20 million range.

It is highly likely that another brokerage firm or mortgage company may use our program as a model and attempt to execute it in a similar fashion. The market for commercial CM Loans is more than $5 trillion and the market for retail securities is estimated by us to be about 3 times that. This makes room for competitors. We, as a first mover, can be expected to benefit as others enter the marketplace and market saturation can be expected to be several years in the future.

Intellectual Property

We have intellectual property that is our trademark, our process, our ratings system, and our internal systems. While we do not have extensive intellectual property, we believe our strengths lie in our knowledge of how to access the network of CM Loan brokers, our human capital, and the distribution network.

Employees

As of September 30, 2017, we employed two full-time employees and five J. W. Korth & Company employees are devoting partial time to developing the business. Our full-time employees include our Chief Lending Officer and an account executive responsible for developing the mortgage broker and the network for origination of CM Loans.

Facilities

As of September 30, 2017, we maintained offices within the office of J. W. Korth & Company at 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133. This office is provided free of charge until we become profitable under a Support Agreement between J. W. Korth & Company and us.

Subsidiaries

As of the date of this prospectus we had no subsidiaries.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us or our parent, J. W. Korth & Company.

Prior Operation of the KDM Program

In May 2016, J. W. Korth & Company completed the securitization of a CM Loan participation known as KDM2016 –K001. This was a test completed under SEC Regulation D.  We obtained a CUSIP number for the Note that we issued and placed the transaction documents on the Bloomberg trading system so that they were accessible to all brokers who subscribe to that system. In August 2016 we created a second SEC Regulation D offering known as KDM 2016-K002 and placed the offering with a CUSIP number on Bloomberg. J. W. Korth & Company’s wholesale mortgage desk attempted to sell this multi-family offering, but we learned that nearly every broker dealer in our selling network was not open to selling Regulation D offerings restricted to accredited investors.

On April 20, 2017, we closed a CM Loan and issued notes under the respective designations KDM2017-L001 and KDM 2017-N001-PP. This issuance of Notes was completed to affiliates under a Rule 506(c) private placement. Upon the effective date of this registration statement of which this prospectus is a part, and the sale of the Notes offered hereby, we will redeem the privately-placed Notes from the proceeds of the Notes offered hereby.

Government Regulation

Regarding CM Loans. We intend to focus our efforts in the commercial mortgage industry. Mortgages for commercial properties are lightly regulated and we believe there are generally minimal restrictions to our creating CM Loans for borrowers of a commercial variety. An area of regulatory concern is anti-money laundering and anti-terrorism federal statutes and we will use all means required to comply.

SEC Rule AB and Risk Retention Rules

We believe we are not an Asset Backed Issuer as defined in SEC Rule AB (17 CFR 229.1101 (c) (2)(ii) and therefore our securities are not subject to the “asset-backed security” regulations as defined in that rule.. Further, we do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not in scope of the rule according to 12 CFR 244.1(c). However, should we be subject to any or all of these rules, we would be at risk as having to raise significant capital in order to continue doing business and our business accordingly may otherwise be adversely affected.

Investment Company Act

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and  have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act excludes businesses that make mortgages. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

Bank Secrecy Act

In cooperation with our mortgage broker CM Loan originators, we implement the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrowers, we apply the customer verification rules and screen names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. We also have an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of commercial mortgage lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business.

In addition, see “Risk Factors” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as borrowers and we do not operate outside the United States. Our business, therefore, is not subject to foreign laws or regulations.

Management

Executive Officers, and Key Employees

The following table sets forth information regarding our executive officers, and key employees as of December 31, 2016:

Name	A	Position(s)

James Korth*	66	Chief Executive Officer
Holly MacDonald-Korth*	42	Chief Financial Officer
Daniel Llorente	39	Chief Lending Officer

*Employed by J. W. Korth & Company

James W. Korth has been the Chief Executive Officer of KDM since its organization. He is the Managing Partner of J W Korth & Company, LP, which he started in 1982.  Mr. Korth has spent his business career as an investment banker in all manner of debt securities, including brokered CDs, and Certificates of Accrual on Treasury Securities (“CATS”), and has advised the US Treasury Department in the creation of the STRIPS program, and corporate General Term Notes, a Medium Term Note program emulated across the industry. Mr. Korth also manages several securities portfolios for clients of J W Korth & Company and holds his Series 4, 7, 24, 53, 66, and 79 licenses. He received his Master of Science from Michigan State University.

Holly MacDonald-Korth is the Chief Financial Officer of KDM since 2016. Since 2006, she has been the Managing Director and Chief Financial Officer of J W Korth & Company, where she oversees all operations, finance, and business development for the firm. Prior to joining J W Korth, Ms. MacDonald-Korth was Senior Vice President at Overstock.com and a financial systems analyst at the Board of Governors of the Federal Reserve. Ms. MacDonald-Korth is the daughter of James W. Korth. She received a Bachelor of Business Administration with Honors in Finance from University of Miami. She holds her Series 7, 24, 27, and 66 licenses.

Daniel Llorente is the Chief Lending Officer of KDM since 2016.  Mr. Llorente has over fourteen years of commercial and residential real estate financing experience at a variety of mortgage banks. Prior to joining KDM, Mr. Llorente was a Mortgage Loan Originator at Lakeview Loan Servicing. In 2013 and 2014 he served as an Associate Portfolio Manager at Bayview Loan Servicing. From 2012 -2013 he served as Assistant Vice President and Portfolio Manager at Intercredit Bank. From 2009 to 2012 he was Senior Loan Analyst at LNR Property LLC. Prior to that time he held positions at Regions Bank, Silver Hill Financial, and Lincoln Road Funding. All positions were in Miami, Florida and related to real estate financing. He is an ABA Certified Credit Analyst.  Mr. Llorente graduated from Florida State University with a degree in finance and received an MBA from Nova Southeastern University.

Executive Compensation

For the year ended December 31, 2016, our Chief Lending Officer was the only employee to receive compensation from us. He earns $120,000 per year as a salary for his services. The Chief Lending Officer’s salary is currently paid from money transferred from J. W. Korth & Company pursuant to the Support Agreement.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, J. W. Korth & Company has paid all KDM’s expenses pursuant to the Support Agreement executed between KDM and J. W. Korth & Company. KDM is a wholly owned subsidiary of J. W Korth & Company. Under the Support Agreement, J. W. Korth & Company has the option of not continuing to support KDM at any time. J.W. Korth is providing the services of Holly MacDonald-Korth as Chief Financial Officer and James W. Korth as Chief Executive officer free of charge to KDM, in anticipation of future value of KDM for the owners of J. W. Korth.

Redemption of Privately Place Notes From Sale of the Notes

On April 20, 2017, when the CM Loan was funded, J. W. Korth & Company and James W. Korth purchased $100,000 and $159,000, respectively, face amount of Mortgage Secured Notes number KDM2017-N001PP. These notes will be redeemed from the proceeds of sale of the Notes. The Korth Family Foundation, a charitable foundation affiliated with J. W. Korth & Company and James Korth, purchased $800,000 face amount of KDM 2017-N001PP.  Those notes will be redeemed from proceeds of the sale of the Notes.

Indemnification Agreements

Our Operating Agreement provides that we will indemnify our Members and officers to the fullest extent permitted by Florida Law.

PRINCIPAL SECURITYHOLDERS

J. W. Korth & Company owns 100% of the outstanding equity of KDM. James Korth is the Managing Partner of J. W. Korth & Company, Limited Partnership and through his limited liability company, J W Korth LLC, he owns the majority of the common capital interests of J. W. Korth & Company and controls J. W. Korth & Company; he is therefore also the controlling person for KDM. Holly MacDonald-Korth, the daughter of James Korth, owns more than 10% of J. W. Korth & Company.

LEGAL MATTERS

Legal matters relating to the validity of the Notes will be passed upon by Siegel, Lipman & Shepard, LLP.

FINANCIAL STATEMENTS

KORTH DIRECT MORTGAGE, LLC

REPORT ON FINANCIAL STATEMENTS

FOR THE PERIOD FROM

OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2016

KORTH DIRECT MORTGAGE, LLC

FINANCIAL STATEMENTS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Korth Direct Mortgage, LLC

We have audited the accompanying financial statements of Korth Direct Mortgage, LLC, (the “Company”), which comprise the statement of financial condition as of December 31, 2016, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from October 1, 2016 (commencement of operations) through December 31, 2016, and the related Notes to the financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement position.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred above present fairly, in all material respects, the financial position of Korth Direct Mortgage, LLC, as of December 31, 2016, and the results of its operations, changes in its member’s equity (deficit) and its cash flows for the period from October 1, 2016 (commencement of operations) through December 31, 2016 in in accordance with accounting principles generally accepted in the United States of America.

/s/ Richey May & Co., LLP

Englewood, Colorado
March 14, 2017

KORTH DIRECT MORTGAGE, LLC
STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2016

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$7,290
Total Current Assets	7,290

TOTAL ASSETS	$7,290

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES
Due to Parent	$73,061
Taxes Payable	8,213
Total Current Liabilities	81,274

MEMBERS’ DEFICIT
Capital	3,522
Current Loss	(77,506)
Total Members’ Deficit	(73,984)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$7,290

See accompanying Notes to the financial statements.

KORTH DIRECT MORTGAGE, LLC
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2016

REVENUES
Total Revenues	$-

COST OF SALES
Bank Fees	15
Marketing	1,557
License and Registration	717
2,289

GROSS PROFIT (LOSS)	(2,289)

OPERATING EXPENSES
Office Supplies	713
Salaries	21,092
Payroll Taxes	8,213
Professional & Legal	45,199
Total Expenses	75,217

Net Income From Operations (Loss)	(77,506)

NET LOSS	$(77,506)

See accompanying Notes to the financial statements.

KORTH DIRECT MORTGAGE, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2016

Members’ Equity – October 1, 2016	$-
Member Contributions	3,522
Net Loss	(77,506)

MEMBERS’ DEFICIT – DECEMBER 31, 2016	$(73,984)

See accompanying Notes to the financial statements.

KORTH DIRECT MORTGAGE, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(77,506)
Adjustments to Reconcile Net Loss to
Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Due to Parent	73,061
Taxes Payable	8,213
Total Adjustments	81,274

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,768

NET CASH USED IN INVESTING ACTIVITIES	-

CASH FLOW FROM FINANCING ACTIVITIES
Member Contributions	3,522

NET CASH USED IN FINANCING ACTIVITIES	3,522

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,290

CASH AND CASH EQUIVALENTS – OCTOBER 1, 2016	-

CASH AND CASH EQUIVALENTS – DECEMBER 31, 2016	$7,290

See accompanying Notes to the financial statements

NOTE 1 -	NATURE OF BUSINESS

Korth Direct Mortgage, LLC (“KDM”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. KDM was created to sell Notes payable by and secured by mortgage CM Loans or participations. KDM is intended to be a bankruptcy remote entity and pursuant to its Operating Agreement may not incur any debt other than support provided by its owner J. W. Korth & Company.

KDM and J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to KDM until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by KDM to J. W Korth, J. W. Korth may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements are solely for KDM. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, KDM considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

Revenue primarily results from fees earned. KDM has not yet earned any of these fees at the time of this filing. Expected fees include CM Loan transaction fees paid by borrowers, banks, and holders of CM Loans, along with servicing fees paid by investors.

ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DUE TO PARENT AND PAYABLES

Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations have not yet commenced. A repayment plan for operating expenses will be created once KDM is an independently going concern.

Taxes payable is payroll taxes accrued and not yet paid.

INCOME TAXES

The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the period ended December 31, 2016, the Company has no material uncertain tax positions to be accounted for in the financial statements.

NOTE 3 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service and incidentals for the foreseeable future.

NOTE 4 -	INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 5 -	CUSTOMERS

As of December 31, 2016, KDM had no customers.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once KDM is cash flow positive. KDM records this value as a liability on its balance sheet. KDM owes J. W. Korth & Company $73,061 as of December 31, 2016. Pursuant to the Support Agreement between KDM and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2016 through the date of these financial statements, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure.

KORTH DIRECT MORTGAGE, LLC

INTERIM FINANCIAL STATEMENTS

FOR THE PERIOD FROM

JANUARY 1, 2017

THROUGH SEPTEMBER 30, 2017

KORTH DIRECT MORTGAGE, LLC
UNAUDITED STATEMENT OF FINANCIAL CONDITION

	September 30, 2017	December 31, 2016
	Unaudited	Audited
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$1,016	7,290
Restricted Cash	37,264
Total Current Assets	38,280	7,290
LONG TERM ASSETS
Mortgages Owned	$1,052,873	0
Total Long Term Assets	1,052,873
TOTAL ASSETS	$1,091,153	7,290

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES
Due to Parent	$225,352	73,061
Escrow Payable	34,913
Due to Investors	2,351
Total Current Liabilities	262,616	81,274
LONG TERM LIABILITIES
Mortgage Secured Notes Payable	$1,052,873
Total Long Term Liabilities	1,052,873
MEMBERS’ DEFICIT
Retained Earnings	(77,506)	-
Capital	3,522	3,522
Current Loss	(150,352)	(77,506)
Total Members’ Deficit	(224,336)	(73,984)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$1,091,153	7,290

See accompanying Notes to the financial statements

KORTH DIRECT MORTGAGE, LLC
UNAUDITED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2017 THROUGH SEPTEMBER 30, 2017

September 30, 2017
Unaudited
REVENUES
Underwriting Revenue	21,180
Servicing Revenue	1,195
Processing Revenue	1,500
Total Revenues	$23,875

COST OF SALES
Bank Fees	260
Appraisal Costs	950
Marketing	4,235
License and Registration	4,623
Ratings	10,000
Technology Fees	3,067
23,134

GROSS PROFIT (LOSS)	741

OPERATING EXPENSES
Office Supplies	$1,207
Salaries	76,388
Payroll Taxes	25,788
Professional & Legal	46,980
Travel & Entertainment	729
Total Expenses	151,092

Net Income From Operations (Loss)	(150,352)

NET LOSS	$(150,352)

Operations commenced in October 2016. This is the first nine month period of reporting.

See accompanying Notes to the financial statements

KORTH DIRECT MORTGAGE, LLC
UNAUDITED STATEMENT OF CASH FLOWS

September 30, 2017
Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(150,352)
Adjustments to Reconcile Net Loss to
Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Due to Parent	152,290
Taxes Payable	(8,213)
Restricted Cash	37,264
New Mortgage Lending	(1,056,565)
Mortgage Secured Notes Issued	1,056,565
Total Adjustments	30,990

NET CASH PROVIDED BY OPERATING ACTIVITIES	-

NET CASH USED IN INVESTING ACTIVITIES	-

NET CASH USED IN FINANCING ACTIVITIES	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	30,990

CASH AND CASH EQUIVALENTS – Beginning of Period	7,290

CASH AND CASH EQUIVALENTS – End of Period	$38,280

Operations commenced in October 2016. This is the first nine month period of reporting.

See accompanying Notes to the financial statements.

KORTH DIRECT MORTGAGE, LLC
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 1 -          NATURE OF BUSINESS

Korth Direct Mortgage, LLC (“KDM”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. KDM was created to sell Notes payable by and secured by mortgage CM Loans. KDM may not incur any debt other than support provided by its owner J. W. Korth & Company.

KDM and J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to KDM until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by KDM to J. W Korth, J. W. Korth may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements are solely for KDM. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, KDM considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

MORTGAGE VALUATION

Mortgages that are current are carried at the principal value owed by borrower, as of the date of the financial statements, according to the amortization schedule for the loan. All mortgages owned as of the date of this financial statement are current.

  MORTGAGE SECURED NOTES

The Company funds the mortgage loans that it makes by issuing Mortgage Secured Notes, which are secured by those same mortgages. As of September 30, 2017, the Company has funded a single CM Loan for $1,059,000, and it issued MSNs secured by that loan, also in the amount of $1,059,000. The MSNs were issued via a private placement to Company affiliates.

REVENUE RECOGNITION

The Company has three primary sources of revenue: origination fees, servicing fees, and processing fees. In April, 2017, the Company extended its first CM Loan, on two multi-family buildings in the Tampa, Florida area. The Company earned a $1500 processing fee and a $21,180 origination fee for this loan. This loan was funded by issuing private placement MSNs to Company affiliates.

Origination Fees
Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat, per-loan fee amounts and, are recognized as revenue at the time the loans are funded.

Servicing Fees
Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Processing Fees
Processing fees are collected from the borrower at the time the commitment letter is signed and cover a variety of expenses during the underwriting process.

ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DUE TO PARENT AND PAYABLES

Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations are minimal at the current time. A repayment plan for operating expenses will be created once KDM is an independently going concern.

INCOME TAXES

The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the period ended September 30, 2017, the Company has no material uncertain tax positions to be accounted for in the financial statements.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The interim financial statements as of September 30, 2017 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s financial position as of September 30, 2017 and its results of operations and cash flows for the nine months ended September 30, 2017. The Company commenced operations in October of 2016, so there are no historical nine month periods for comparison. The financial data and other information disclosed in these notes to consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or for any other future annual or interim period. The balance sheet as of December 31, 2016 included herein was derived from the audited financial statements as of that date. These financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this prospectus.

NOTE 3 -	RESTRICTED CASH

The Company maintains two segregated accounts in trust for borrowers and investors. The value of these accounts is carried under the asset “Restricted Cash.”

The “In Trust for 1” account holds the monthly tax and insurance payments collected from borrowers and distributes payments to annually on behalf of borrowers to the appropriate tax authority and insurance companies. This account corresponds to the Escrow Payable liability. As of September 30, 2017, this account had a balance of $34,912.98.

The “In Trust for 2” account receives payments from borrowers and distributes payments to investors, and pays the servicing fee to KDM. This account corresponds to the Due to Investors liability. As of September 30, 2017: this account had a balance of $2,351.28.

NOTE 4 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service, and incidentals for the foreseeable future.

NOTE 5 -	INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 6 -	CUSTOMERS

As of September 30, 2017, the Company has one customer. This single customer provides 100% of the Company’s revenue as of the captioned date; however, this is due to the business not yet being fully operational. The Company does not expect to rely on this single customer for all of its revenue going forward.

NOTE 7 –	RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once the Company is cash flow positive. KDM records this value as a liability on its balance sheet. KDM owes J. W. Korth & Company $225,352 as of September 30, 2017. Pursuant to the Support Agreement between KDM and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

NOTE 8 –	SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after September 30, 2017 through the date of these financial statements, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure.

PROSPECTUS OUTSIDE BACK COVER

$1,059,000
KORTH DIRECT MORTGAGE, LLC

5.00%
KDM 2017-N001
Mortgage Secured NotesSM

Dependent Upon and Secured by

KDM 2017-L001
A Multi-Family First Mortgage Loan

Dealer Prospectus Delivery Obligation
Until March 13, 2018, 90 DAYS AFTER EFFECTIVE DATE all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by J. W. Korth & Company under the Support Agreement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$123
Accountants’ fees and expenses	$30,000
Legal fees and expenses	$90,000
Blue Sky fees and expenses	$20,000
Miscellaneous	$10,000
Total Expenses	$150,123

Indemnification of Members and Officers

Our Operating Agreement provides that the liability of the Members and officers of KDM for monetary damages shall be eliminated to the fullest extent under applicable law.

Recent Sales of Unregistered Securities

The Company sold $1,059,000 of notes to affiliated accredited investors on April 20, 2017, under the exception from registration provided by Rule 506(c) of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended.

Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on December 13, 2017.

Signature	Title

/s/ James W. Korth	Chief Executive Officer	12/13/2017
(Principal Executive Officer)

/s/ Holly MacDonald-Korth	Chief Financial Officer
Holly MacDonald-Korth	(Principal Financial & Accounting Officer)	12/13/2017

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement

3.	Articles of Organization
3.1	Members Operating Agreement of Korth Direct Mortgage, LLC, a Florida Limited Liability Company
3.2	Articles of Organization for HCMK Consulting LLC filed on July 24, 2009
3.3	Articles of Amendment to Articles of Organization Changing Name from HCMK Consulting LLC to J W Korth & Company LLC filed on November 18, 2010
3.4	Articles of Amendment to Articles of Organization Changing Name from J W Korth & Company LLC to Korth Direct Mortgage, LLC, filed August 24, 2016

4.1	Trust Indenture and Security Agreement between Korth Direct Mortgage, LLC, and Delaware Trust Company

5.	Opinion as to Legality

10.	Support Agreement

23.	Consent of Experts and Counsel
23.1	Consent of Auditor
23.2	Consent of Siegel, Lipman & Shepard, LLP (included in Exhibit 5.1)
23.3	Consent of Appraiser
23.4	Consent of Appraisal Reviewer
23.5	Consent of Nationally Recognized Statistical Ratings Organization

25.	Statement of Eligibility of Trustee